                                                                    EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                   BELK, INC.

                                       AND

                            THE BON-TON STORES, INC.

                          DATED AS OF OCTOBER 25, 2006

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I        DEFINITIONS.............................................     1
   Section 1.1   Definitions.............................................     1
   Section 1.2   Interpretation..........................................    11

ARTICLE II       PURCHASE AND SALE.......................................    12
   Section 2.1   Purchase and Sale of Assets.............................    12
   Section 2.2   Unassignable Contracts..................................    16
   Section 2.3   Assumption of Liabilities...............................    17
   Section 2.4   Leased Department Agreements and Equipment Lease
                 Agreements..............................................    20

ARTICLE III      PURCHASE PRICE..........................................    21
   Section 3.1   Purchase Price..........................................    21
   Section 3.2   Allocation of Purchase Price; Transfer Tax Valuation....    23

ARTICLE IV       CLOSING.................................................    23
   Section 4.1   Closing Date............................................    23
   Section 4.2   Payment on the Closing Date.............................    24
   Section 4.3   Buyer's Additional Closing Date Deliveries..............    24
   Section 4.4   Seller's Closing Date Deliveries........................    24

ARTICLE V        REPRESENTATIONS AND WARRANTIES OF SELLER................    25
   Section 5.1   Organization of Seller; Power and Authority of Seller...    26
   Section 5.2   Authority of Seller; Conflicts..........................    26
   Section 5.3   Financial Statements....................................    27
   Section 5.4   Operations Since Financial Statements Date..............    27
   Section 5.5   Taxes...................................................    29
   Section 5.6   Governmental Permits....................................    29
   Section 5.7   Real Property...........................................    29
   Section 5.8   Personal Property Leases................................    30
   Section 5.9   Intellectual Property...................................    30
   Section 5.10  Title to Property.......................................    32
   Section 5.11  No Violation, Litigation or Regulatory Action...........    32
   Section 5.12  [Intentionally Blank]...................................    33
   Section 5.13  Status of Contracts.....................................    33
   Section 5.14  ERISA...................................................    33
   Section 5.15  Environmental Compliance................................    34
   Section 5.16  Employee Relations and Agreements.......................    35
   Section 5.17  Sufficiency of Assets...................................    36
   Section 5.18  No Brokers..............................................    37
   Section 5.19  No Investigation by Buyer...............................    37

ARTICLE VI       REPRESENTATIONS AND WARRANTIES OF BUYER.................    37
   Section 6.1   Organization of Buyer...................................    37

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
   Section 6.2   Authority of Buyer; Conflicts...........................    37
   Section 6.3   No Violation, Litigation or Regulatory Action...........    38
   Section 6.4   Financing...............................................    38
   Section 6.5   No Brokers..............................................    38

ARTICLE VII      ACTION PRIOR TO THE CLOSING DATE........................    39
   Section 7.1   Access to Information...................................    39
   Section 7.2   Notifications...........................................    39
   Section 7.3   Consents of Third Parties; Governmental Approvals.......    40
   Section 7.4   Operations Prior to the Closing Date....................    41
   Section 7.5   Ancillary Agreements....................................    43
   Section 7.6   Private Brands..........................................    43
   Section 7.7   Remittance of Cash Receipts.............................    44
   Section 7.8   Software Issues.........................................    44
   Section 7.9   No Solicitation.........................................    45

ARTICLE VIII     ADDITIONAL AGREEMENTS...................................    46
   Section 8.1   Use of Names............................................    46
   Section 8.2   Tax Matters.............................................    47
   Section 8.3   Employees and Employee Benefits.........................    49
   Section 8.4   Insurance; Risk of Loss.................................    53
   Section 8.5   Consents................................................    53
   Section 8.6   Fees and Expenses.......................................    54
   Section 8.7   Gift Cards, Etc; Return Policies........................    54
   Section 8.8   HIPAA Confidentiality...................................    56
   Section 8.9   Mortgages and Other Encumbrances........................    56
   Section 8.10  Lease Proration.........................................    57
   Section 8.11  Certain Litigation......................................    57

ARTICLE IX       CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER............    59
   Section 9.1   No Order................................................    59
   Section 9.2   Representations and Warranties..........................    59
   Section 9.3   Performance of Obligations..............................    59
   Section 9.4   Consents, Estoppels and Releases........................    60
   Section 9.5   Closing Certificate.....................................    60
   Section 9.6   Store Material Adverse Effect...........................    60
   Section 9.7   Partridge Creek Amendment...............................    60

ARTICLE X        CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER...........    60
   Section 10.1  No Order................................................    60
   Section 10.2  Representations and Warranties..........................    60
   Section 10.3  Performance of Obligations..............................    61
   Section 10.4  Closing Certificate.....................................    61
   Section 10.5  Partridge Creek Amendment...............................    61

ARTICLE XI       INDEMNIFICATION.........................................    61
   Section 11.1  Indemnification by Seller...............................    61

   Section 11.2  Indemnification by Buyer................................    62
   Section 11.3  Notice of Claims........................................    64
   Section 11.4  Determination of Amount.................................    64
   Section 11.5  Third Person Claims.....................................    64
   Section 11.6  Limitations.............................................    66
   Section 11.7  Mitigation..............................................    66

ARTICLE XII      TERMINATION.............................................    67
   Section 12.1  Termination.............................................    67
   Section 12.2  Notice of Termination...................................    68
   Section 12.3  Effect of Termination...................................    68

ARTICLE XIII     MISCELLANEOUS...........................................    68
   Section 13.1  Survival of Representations and Warranties..............    68
   Section 13.2  Governing Law...........................................    68
   Section 13.3  No Public Announcement..................................    68
   Section 13.4  Notices.................................................    68
   Section 13.5  Successors and Assigns..................................    69
   Section 13.6  Access to Records after Closing.........................    69
   Section 13.7  Entire Agreement; Amendments............................    70
   Section 13.8  Interpretation..........................................    70
   Section 13.9  Waivers.................................................    71
   Section 13.10 Partial Invalidity......................................    71
   Section 13.11 Execution in Counterparts...............................    71
   Section 13.12 Further Assurances......................................    71
   Section 13.13 Disclaimer of Warranties................................    72
   Section 13.14 Specific Performance....................................    72
   Section 13.15 Waiver of Jury Trial....................................    72

                                    EXHIBITS

A   Assignment and Assumption Agreement (Real Estate)
B   Bill of Sale, Assignment and Assumption Agreement
C   Seller Registered IP
D   Form of Warranty Deed
E   Contracts
F   Register Cash by Store
G   Store Employees
H   Owned Real Estate
I   Leased Real Estate
J   Intellectual Property Assets
K   Customer Information
L   Software
M   Excluded Contracts
N   Leased Department Agreements
O   Equipment Agreements
P   Form of Section 1445 Affidavit
Q   Transition Services Agreement
R   IP License Agreement
S   Private Brands Agreement
T   Retained Names and Marks
U   Inventory Valuation
V   Estoppel Letters

                                    SCHEDULES

1.1(b)       Permitted Encumbrances
1.1(c)       Title Policies and Commitments
5.2          No Conflicts
5.3          Specified Store Financial Statements
5.4          Operations Since Financial Statements Date
5.6          Government Permits
5.7(a)(i)    Leased Real Estate
5.7(a)(ii)   Owned Real Estate
5.7(b)       Zoning and Condemnation Matters
5.7(c)       Real Estate Defaults
5.8          Personal Property Leases
5.9(a)       Registered Intellectual Property
5.9(b)       Software
5.9(c)       Intellectual Property Included in Assets
5.9(d)       Registrations of Registered Intellectual Property and Software
5.9(e)       Infringement of Intellectual Property
5.9(f)       Challenge to Registered Intellectual Property
5.11         Litigation
5.13         Status of Contracts
5.14(a)      Seller Plans
5.14(b)      Welfare and Benefit Plans
5.14(c)      Determination Letters for Qualified Plans
5.15         Environmental Compliance
5.16(a)      Store Employees
5.16(b)      Employee Compensation
5.16(c)      Employee Relations
5.16(d)      Unions
5.16(e)      Employment Agreements
5.17         Excluded Assets
7.1          Access Contracts
7.4          Material Changes
7.4(b)(xvi)  Private Brand Orders
7.8          Software
8.7          Gift Programs
9.4(a)       Estoppel Certificates
9.4(b)       Encumbrances

                            ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT, dated as of October 25, 2006 (this "Agreement"), by and between Belk, Inc., a Delaware corporation ("Seller"), and The Bon-Ton Stores, Inc., a Pennsylvania corporation ("Buyer").

                             PRELIMINARY STATEMENT:

          WHEREAS, Seller is engaged in the business of owning and operating retail department stores; and

          WHEREAS, pursuant to a Stock Purchase Agreement, dated as of August 1, 2006 (the "Stock Purchase Agreement"), between Seller and Saks Incorporated, a Tennessee corporation ("Saks"), Seller purchased from Saks, and Saks sold to Seller, all of the capital stock of the Saks subsidiaries Parisian Stores, Inc., an Alabama corporation, Parisian Wholesalers, Inc., an Alabama corporation, and Parisian Alabama, Inc., a Delaware corporation (each, a "Company" and, collectively, the "Companies") (the "Saks Transaction"); and

          WHEREAS, the assets of the Companies acquired by Seller in the Saks Transaction included the assets used in the operation of the following five Parisian department stores (the "Stores"): Fairfield Commons, Beavercreek, Ohio; Circle Center, Indianapolis, Indiana; Meadowbrook Mall, Rochester Hills, Michigan; Laurel Park Place, Livonia, Michigan; and Partridge Creek Fashion Park, Clinton Township, Michigan; and

          WHEREAS, immediately following the consummation of the Saks Transaction, the Companies were merged with and into Seller, with Seller as the surviving corporation; and

          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets used in the operation of the Stores, all on the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.

          "ACCOUNTS" shall have the meaning specified in the Program Agreement.

          "AFFILIATE" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used herein, "control" means the power to direct the management or affairs of a Person, and "ownership" means the beneficial ownership of more than 50% of the equity securities of the Person.

          "AGREEMENT" has the meaning specified in the first paragraph of this Agreement.

          "ALLOCATION SCHEDULE" has the meaning specified in Section 3.2(a).

          "ARBITRATOR" has the meaning specified in Section 3.1(b).

          "ASSET ACQUISITION PROPOSAL" means any proposal or offer with respect to any purchase, directly or indirectly, of all or any significant portion of the Assets, whether by merger, consolidation, acquisition or otherwise (other than any transaction with Buyer or its Affiliates).

          "ASSETS" has the meaning specified in Section 2.1(a).

          "ASSIGNMENT AND ASSUMPTION AGREEMENT (REAL ESTATE)" means the Assignment and Assumption Agreement (Real Estate) in substantially the form of Exhibit A, with such modifications thereto as may be necessary to conform to the requirements of the applicable Leasehold Interest or Real Estate Agreement (but which in any event shall expressly disclaim any representation or warranty by Seller or its Affiliates (other than representations and warranties made in this Agreement) as provided in Exhibit A), with separate instruments for each parcel of Real Estate.

          "ASSUMED LIABILITIES" has the meaning specified in Section 2.3(a).

          "BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Bill of Sale, Assignment and Assumption Agreement in substantially the form of Exhibit B.

          "BOOKS AND RECORDS" has the meaning specified in Section 2.1(a)(xiii).

          "BUSINESS" means the Parisian Business as conducted at the Stores.

          "BUSINESS AGREEMENTS" has the meaning specified in Section 5.13.

          "BUYER" has the meaning specified in the first paragraph of this Agreement.

          "BUYER ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

          "BUYER GROUP MEMBER" means (a) Buyer and its Affiliates, (b) directors, officers and employees of Buyer and its Affiliates and (c) the successors and assigns of the foregoing.

          "BUYER'S DC PLAN" has the meaning specified in Section 8.3(j).

          "BUYER'S PLANS" has the meaning specified in Section 8.3(c)(ii).

          "BUYER POS DATE" means the date on which all point-of-sale systems in the Stores shall have been converted to the Buyer's systems, which is expected to occur in February 2007.

          "CHANGE IN LAW" means the adoption, promulgation, modification or reinterpretation of any law, rule, regulation, ordinance or order or any other Requirement of Law of any Governmental Body that occurs subsequent to the date of this Agreement.

          "CLAIM NOTICE" has the meaning specified in Section 11.3.

          "CLOSING" means the closing of the transfer of the Assets from Seller and its Affiliates to Buyer or its permitted assignee.

          "CLOSING DATE" has the meaning specified in Section 4.1.

          "CLUB LIBBY LU AGREEMENT" means the Club Libby Lu Licensed Departments Agreement dated October 2, 2006 between Saks and Seller as in effect on the date hereof.

          "COBRA" has the meaning specified in Section 8.3(h).

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMPANIES" has the meaning specified in the recitals.

          "CONFIDENTIAL INFORMATION" has the meaning specified in Section
8.13(a).

          "CONTRACTS" has the meaning specified in Section 2.1(a)(vii).

          "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court, agency or tribunal and any award in any arbitration proceeding.

          "CREDIT CARD AGREEMENT" has the meaning specified in Section 7.5(d).

          "CUSTOMER INFORMATION" has the meaning specified in Section
2.1(a)(xii).

          "CUT-OFF DATE" has the meaning specified in Section 4.1.

          "DISCLOSING PARTY" has the meaning specified in Section 8.13(a).

          "EFFECTIVE TIME" has the meaning specified in Section 4.1.

          "EMPLOYMENT AGREEMENT" means any employment contract, termination or severance agreement, change of control agreement or any other agreement respecting the terms and conditions of employment or payment of compensation in respect to any current or former officer or employee of the Stores.

          "ENCUMBRANCE" means any lien, charge, claim, restriction, security interest, encumbrance, mortgage, pledge, easement, conditional sale or other title retention agreement, title exception, defect in title or other restriction of a similar kind.

          "ENVIRONMENTAL LAW" means all Requirements of Law relating to protection of surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, ambient air, pollution control, health, chemical use, safety or sanitation or the handling, storage or disposal of Hazardous Materials.

          "ENVIRONMENTAL PERMITS" means all permits, licenses or authorizations required pursuant to any Environmental Law.

          "EQUIPMENT" has the meaning specified in Section 2.1(a)(iii).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXCLUDED ASSETS" has the meaning specified in Section 2.1(b).

          "EXCLUDED CONTRACTS" means all agreements, arrangements and understandings relating to the Excluded Liabilities.

          "EXCLUDED LIABILITIES" has the meaning specified in Section 2.3(b).

          "EXPENSES" means any and all reasonable out-of-pocket expenses incurred in connection with defending or asserting any claim, action, suit or proceeding hereunder (including court filing fees, court costs, arbitration fees or costs, costs of investigation, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

          "FINANCIAL STATEMENTS DATE" means January 28, 2006.

          "FLSA" means the United States Fair Labor Standards Act, as amended, and the rules and regulations promulgated thereunder.

          "FMLA" means the Family and Medical Leave Act, 29 U.S.C. Sections 2601-54.

          "GE MONEY BANK" means GE Money Bank, a federal savings bank.

          "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or any court, administrative or regulatory agency, department, instrumentality, body or commission.

          "GOVERNMENTAL PERMITS" has the meaning specified in Section 5.6.

          "GRANT DEEDS" means the warranty deeds in the form attached to Exhibit D.

          "HAZARDOUS MATERIALS" means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, hazardous chemicals, petroleum or petroleum-derived substance or waste or any constituent of any such substance or waste, the use, handling or disposal of which is in any way governed by or subject to any applicable Requirement of Law.

          "HIPAA" has the meaning specified in Section 8.8.

          "HSBC" has the meaning specified in Section 7.10.

          "INDEMNIFIED PARTY" has the meaning specified in Section 11.3.

          "INDEMNITOR" has the meaning specified in Section 11.3.

          "INTELLECTUAL PROPERTY" means any or all of the following and all rights, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), improvements, technical data, Trade Secrets, and all documentation relating to any of the foregoing throughout the world; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

          "INVENTORY" has the meaning specified in Section 2.1(a)(v).

          "INVENTORY ADJUSTMENT" has the meaning specified in Section 3.1(b).

          "INVENTORY SCHEDULE" has the meaning specified in Section 3.1(b).

          "IP LICENSE AGREEMENT" has the meaning specified in Section 7.5(b).

          "KNOWLEDGE OF BUYER" means, as to a particular matter, the current actual knowledge of the executive officers of Buyer (as the term "executive officer" is defined in Rule 3b-7 under the Exchange Act).

          "KNOWLEDGE OF SELLER" means, as to a particular matter, the current actual knowledge of the executive officers of Seller (as the term "executive officer" is defined in Rule 3b-7 under the Exchange Act). As to representations and warranties of Seller herein related to the Stores, the Assets, Saks and Affiliates of Saks, the Parisian Business and the Business given as of the date of the closing of the Saks Transaction or as of any date prior to the closing of the Saks Transaction, the "Knowledge of Seller" is limited to information obtained by or made available to Seller in connection with the Stock Purchase Agreement (including the disclosure schedules of Seller related thereto and all matters disclosed in or readily discernible from the materials, documents and reports made available to Seller in the virtual data room maintained by Saks and on the Chicago Title Insurance Company website).

          "LABOR LAWS" means all Requirements of Law concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Age Discrimination in Employment Act, the United States Americans with Disabilities Act, the United States Family Medical Leave Act, the United States Worker Adjustment and Retraining Notification Act, the United States Occupational Safety and Health Act, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, the United States Fair Labor Standards Act and the United States Rehabilitation Act of 1973, as each such act is amended, and all rules and regulations promulgated under such acts.

          "LEASE AGREEMENTS" has the meaning specified in Section 5.7(c).

          "LEASED REAL ESTATE" has the meaning specified in Section 2.1(a)(ii).

          "LEASEHOLD INTERESTS" has the meaning specified in Section 2.1(a)(ii).

          "LOSSES" means any and all liabilities, obligations, losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

          "MATERIAL ADVERSE EFFECT" means any change or effect that, when taken together with all other changes or effects, has or is reasonably likely to have a material adverse effect on the assets, results of operations or financial condition of the operation of the Stores, taken as a whole, other than any change or effect resulting from or relating to (a) economic conditions, (b) global financial or capital markets, (c) the retail department store industry,
(d) the public disclosure of the transactions contemplated by this Agreement,
(e) the consummation of the
transactions contemplated by this Agreement or compliance with the terms of this Agreement, (f) any Excluded Asset, Excluded Liability or other asset or property of Seller or its Affiliates that is not being transferred pursuant to this Agreement, (g) any Change In Law or (h) acts of terrorism or war (whether or not declared); provided, however, that in the case of each of clauses (a), (b), (c),
(g) and (h), only to the extent that the material adverse effect on the Stores is not materially disproportionate to the adverse effect on the retail department store industry generally and the Parisian Business generally.

          "MICHIGAN STORES" means the Stores located in Meadowbrook Mall, Rochester Hills, Michigan; Laurel Park Place, Livonia, Michigan; and Partridge Creek Fashion Park, Clinton Township, Michigan.

          "MTO" means the 800 toll free number maintained by Seller for the sale of Parisian merchandise in Parisian catalogs.

          "OWNED REAL ESTATE" has the meaning specified in Section 2.1(a)(i).

          "OUTSTANDING GIFT CARDS" has the meaning specified in Section 8.7(a).

          "PARISIAN AUDITED FINANCIAL STATEMENTS" has the meaning specified in
Section 5.3.

          "PARISIAN BUSINESS" means the business of owning and operating retail department stores under the nameplate Parisian.

          "PARISIAN STORES" has the meaning specified in Section 5.3.

          "PARTRIDGE CREEK AMENDMENT" means an amendment to the Supplemental Agreement dated July 2006 by and between Partridge Creek Fashion Park LLC and Parisian Stores, Inc. in a form reasonably acceptable to Seller and Buyer.

          "PARTRIDGE CREEK CONTRIBUTIONS" means any funds required to be paid (whether prior to, on or after the date of this Agreement) by Partridge Creek Fashion Park LLC, Partridge Creek Land LLC or Partridge Creek LLC, or any of their respective affiliates, successors or assigns, toward the costs that have or may in the future be incurred for constructing, fixturing and equipping the Store at The Mall at Partridge Creek, pursuant to Article 5 of that certain Supplemental Agreement, by and between Partridge Creek Fashion Park LLC and Parisian Stores, Inc., dated July 2006.

          "PENSION PLAN" means any pension plan, as defined in Section 3(2) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof.

          "PERMITTED ENCUMBRANCES" means (a) liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith in accordance with applicable Requirements of Law; (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable; (c) Encumbrances identified in Schedule 1.1(b);
(d) source code escrow agreements for Software owned by Seller or any of its Affiliates only to the extent listed in Exhibit E; (e) Encumbrances evidenced by any security agreement, financing statement, purchase money agreement, conditional sales contract, capital lease or operating lease, or by any license, coexistence agreement, undertaking, declaration, limitation of use or consent to use, in each case that is described in Exhibit E; and (f) other Encumbrances or imperfections on property that are not material in amount or do not materially adversely affect the value, title, possession or existing use of the property affected by such Encumbrance or imperfection.

          "PERMITTED REAL PROPERTY EXCEPTIONS" means, collectively, (a) liens, charges, encumbrances and exceptions for Taxes and other governmental charges and assessments (including special assessments) that are not yet due and payable; (b) all Real Estate Agreements; (c) all matters and exceptions set forth in the title insurance policies or commitments set forth in Schedule 1.1(c); (d) liens, charges, encumbrances or title exceptions or imperfections with respect to the Owned Real Estate created by or resulting from the acts or omissions of Buyer or any of its Affiliates, employees, officers, directors, agents, representatives, contractors, invitees or licensees; (e) liens, charges, encumbrances and/or title exceptions or imperfections created by any of the documents to be executed in connection with the Closing or this Agreement (including any reservations, easements, restrictions, covenants and other matters set forth in the Grant Deeds) whether prior to, at or after the Closing;
(f) all matters that may be shown by a current, accurate survey or physical inspection of the Owned Real Estate that is available to Buyer on or prior to the date of this Agreement; (g) Requirements of Law, including building and zoning laws, ordinances and regulations now or hereafter in effect relating to the Owned Real Estate; (h) any and all service contracts and agreements affecting the Owned Real Estate as of the date hereof, and any and all service contracts and agreements entered into after the date of this Agreement in accordance with the provisions of this Agreement, in each case, to the extent in effect as of the Closing and made available to Buyer on or prior to the date of this Agreement; (i) violations of laws, regulations, ordinances, orders or requirements, if any, arising out of any Change in Law; (j) any Permitted Encumbrance to the extent applicable or relating to, or otherwise affecting, the Real Estate; and (k) easements, rights of way, restrictions, covenants or other similar matters that are not material in amount or do not materially adversely affect the value, title or existing use (or, with respect to the Partridge Creek Fashion Park Store, proposed use) of the Real Estate affected by such easement, right of way, restriction, covenant or other matter.

          "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body, or any department, agency or political subdivision thereof.

          "PRIVATE BRAND MERCHANDISE" means merchandise sold at the Stores bearing the private label brands of Saks and other brands owned by third parties licensed to Saks.

          "PROGRAM AGREEMENT" means that certain Credit Card Program Agreement dated as of November 21, 2005 and as amended on each of January 18, 2006 and September 29, 2006, by and among Belk, Inc., Belk Stores of Virginia LLC, Belk-Simpson Company, Greenville, South Carolina, Belk Department Stores LP, Belk Accounts Receivable LLC and GE Money Bank.

          "PURCHASE ORDERS" has the meaning specified in Section 2.1(a)(vi).

          "PURCHASE PRICE" has the meaning specified in Section 3.1(a).

          "REAL ESTATE" has the meaning specified in Section 2.1(a)(ii).

          "REAL ESTATE AGREEMENTS" has the meaning specified in Section 2.1(a)(ix).

          "RECEIVING PARTY" has the meaning specified in Section 8.13(a).

          "REGISTER CASH" means the "register" cash for each store of the Business in the amount set forth on Exhibit F or vaults of the stores of the Business, in the aggregate amounts as set forth in Exhibit F.

          "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications or other registrations or applications related to trademarks and service marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded with any federal, state, local or foreign Governmental Body or other public body.

          "REQUIRED CONSENTS" has the meaning specified in Section 8.5.

          "REQUIREMENTS OF LAW" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

          "RETAINED NAMES AND MARKS" has the meaning specified in Section
8.1(a).

          "SAKS" has the meaning specified in the recitals.

          "SAKS GIFT PROGRAMS" has the meaning specified in Section 2.3(b)(vi).

          "SAKS PLAN" means any Pension Plan or Welfare Plan that is sponsored by Saks in which any Store Employees are participating or under which any current or former employees of the Stores have accrued any benefits while employed by the Saks to which they remain entitled or with respect to which Saks has any liability.

          "SAKS PRIVATE BRANDS AGREEMENT" means the Private Brands Agreement dated October 2, 2006 between Saks and Seller.

          "SAKS RETURN POLICIES" has the meaning specified in Section
2.3(b)(vii).

          "SAKS SEVERANCE PAY PLAN" means the Saks Incorporated Amended and Restated 2000 Change in Control and Material Transaction Severance Plan.

          "SAKS SOFTWARE LICENSE" means the License Agreement dated October 2, 2006, between Seller and Saks.

          "SAKS TRANSACTION" has the meaning specified in the recitals.

          "SAKS TRANSITION SERVICES AGREEMENT" means the Transition Services Agreement dated October 2, 2006 between Saks and Seller.

          "SEC" means the United States Securities and Exchange Commission.

          "SELLER" has the meaning specified in the first paragraph of this Agreement.

          "SELLER ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

          "SELLER DISCLOSURE SCHEDULE" means the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement.

          "SELLER GIFT PROGRAMS" has the meaning specified in Section
2.3(b)(vi).

          "SELLER GROUP MEMBER" means (a) Seller and its Affiliates, (b) directors, officers and employees of Seller and its Affiliates and (c) the successors and assigns of the foregoing.

          "SELLER INTELLECTUAL PROPERTY" means any Intellectual Property that is owned by Seller or any of its Affiliates and used primarily or exclusively in connection with the Stores, including the Seller Software.

          "SELLER PLAN" means any Pension Plan or Welfare Plan that is sponsored by Seller or any of its Affiliates in which any employees of the Stores are participating or under which any current or former employees of the Stores have accrued any benefits while employed by Seller or any of its Affiliates to which they remain entitled or with respect to which Seller or any of its Affiliates has any liability.

          "SELLER REBRANDING DATE" means the date on which all of the Parisian Stores (other than the Stores) and any other Parisian department stores not operated by Seller and its Affiliates shall have been rebranded by Seller as Belk stores, which is expected to occur in September 2007.

          "SELLER REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by or filed in the name of Seller or any of its Affiliates and used primarily or exclusively in connection with the Stores, and which is identified in Exhibit C.

          "SELLER RETURN POLICIES" has the meaning specified in Section 2.3(b)(vii).

          "SELLER SOFTWARE" means all Software owned by Seller or any of its Affiliates and used primarily or exclusively in connection with the Stores.

          "SELLER'S DC PLAN" has the meaning specified in Section 8.3(j).

          "SOFTWARE" means computer software programs and related documentation and materials, whether in source code, object code or human readable form; provided, however, that Software does not include software that is available generally through retail stores, distribution networks or is otherwise subject to "shrink-wrap" license or "click-through" agreements including any software installed in the ordinary course of business as a standard part of hardware, equipment or fixtures owned or operated by Seller or any of its Affiliates; provided further, however, that in each such case the use by Buyer and its Affiliates of such otherwise excluded software (other than Microsoft software for which Seller shall not have any responsibility) does not require expenditures, individually or in the aggregate, of $5,000 or more in any fiscal year of Buyer.

          "SPECIFIED STORE FINANCIAL STATEMENTS" has the meaning specified in
Section 5.3.

          "STOCK PURCHASE AGREEMENT" has the meaning specified in the recitals.

          "STORE ACCOUNTS" has the meaning specified in Section 7.10.

          "STORE ACCOUNTS SALE" has the meaning specified in Section 7.10.

          "STORE ACCOUNTS SALE DATE" has the meaning specified in Section 7.10.

          "STORE EMPLOYEE" means each individual initially shown in Exhibit G to this Agreement at location number 125 (Laurel Park), 151 (Rochester Hills), 126 (Beavercreek) and 137 (Circle Center), as an active employee on June 15, 2006, as such schedule is updated to reflect employees at each such location as of the Cut-Off Date and each individual shown as on a leave of absence under FMLA, including the date that the twelve week FMLA leave period expires, with respect to each such location on a list to be provided by Seller to Buyer at the Closing in accordance with Section 8.3(a).

          "STORE FINANCIAL STATEMENTS" has the meaning specified in Section 5.3.

          "STORE MATERIAL ADVERSE EFFECT" means any change or effect that, when taken together with all other changes or effects, has or is reasonably likely to have a material adverse effect on the assets, results of operations or financial condition of the operation of any of the Stores, individually, other than any change or effect resulting from or relating to (a) economic conditions, (b) global financial or capital markets, (c) the retail department store industry,
(d) the public disclosure of the transactions contemplated by this Agreement,
(e) the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement, (f) any Excluded Asset, Excluded Liability or other asset or property of Seller or its Affiliates that is not being transferred pursuant to this Agreement, (g) any Change In Law or (h) acts of terrorism or war (whether or not declared); provided, however, that in the case of each of clauses (a), (b), (c), (g) and (h), only to the extent that the material adverse effect on the Stores is not materially disproportionate to the adverse effect on the retail department store industry generally and the Parisian Business generally.

          "STORES" has the meaning specified in the recitals.

          "STRADDLE PERIOD" means any taxable year or period beginning before and ending after the Cut-Off Date.

          "TAX" (and, with correlative meaning, "TAXES") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Body.

          "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

          "TRADE SECRETS" means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans and other proprietary information that provides the owner with a competitive advantage.

          "TRANSFERRED EMPLOYEES" has the meaning specified in Section 8.3(a).

          "TRANSFER TAXES" has the meaning specified in Section 8.2(a)(iv).

          "TRANSITION SERVICES AGREEMENT" has the meaning specified in Section 7.5(a).

          "UNASSIGNED CONTRACT" has the meaning specified in Section 2.2(a).

          "WARN" means the United States Worker Adjustment and Retraining Notification Act.

          "WARRANTIES" has the meaning specified in Section 2.1(a)(iv).

          "WELFARE PLAN" means any welfare plan, as defined in Section 3(1) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof.

     Section 1.2 Interpretation. In this Agreement (including the exhibits and schedules to this Agreement):

          (a) words denoting the singular include the plural and vice versa, and words denoting any gender include all genders;

          (b) "including" means "including without limitation;"

          (c) "business day" means any day other than a Saturday, a Sunday or a day that is a statutory holiday under the laws of the United States or the State of New York;

          (d) when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day that is a business day;

          (e) all dollar amounts are expressed in United States dollars, and all amounts payable hereunder shall be paid in United States dollars;

          (f) money shall be tendered by wire transfer of immediately available federal funds to the account designated in writing by the party that is to receive such money;

          (g) references herein to articles, sections, exhibits and schedules mean the articles and sections of, and the exhibits and schedules attached to, this Agreement; and

          (h) the words "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular section in which such words appear.

                                   ARTICLE II
                                PURCHASE AND SALE

     Section 2.1 Purchase and Sale of Assets.

          (a) Generally. On the terms and subject to the conditions of this Agreement, Seller agrees to, and to cause its Affiliates to, assign, sell, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller and its Affiliates, all of Seller's and its Affiliates' right, title and interest as of the Effective Time in the following property and assets (collectively, the "Assets"):

               (i) the real property listed on Exhibit H, together with the buildings, structures, installations, fixtures, trade fixtures and other improvements situated thereon and all easements, rights of way and other rights, interests and appurtenances of Seller and its Affiliates therein or thereunto pertaining (collectively, "Owned Real Estate");

               (ii) the leasehold and subleasehold interests of Seller and its Affiliates in all real property listed on Exhibit I (collectively, "Leased Real Estate" and, together with the Owned Real Estate, the "Real Estate"), together with all interests of Seller and its Affiliates in the leases, subleases, licenses, occupancy agreements, and other documents or agreements related thereto and any and all interests of Seller and its Affiliates in the buildings, structures, installations, fixtures, trade fixtures and other improvements situated thereon and all easements, rights of way and other rights, interests and appurtenances of Seller and its Affiliates therein or thereunto pertaining (collectively with the Leased Real Estate, the "Leasehold Interests");

               (iii) the machinery, equipment, furniture, tools, computer hardware and network infrastructure and spare parts related to the operation of the Stores and located on the Real Estate as of the Effective Time (exclusive of Inventory (which is defined in, and subject to, Section 2.1(a)(v)) (collectively, "Equipment")) and all motor vehicles primarily or exclusively for use by Store Employees to the extent primarily or exclusively related to the operation of the Stores;

               (iv) all warranties or guarantees by any manufacturer, supplier or other vendor to the extent primarily or exclusively related to any of the Assets ("Warranties");

               (v) the inventory, packaging materials and supplies, in each case to the extent primarily or exclusively related to the operation of the Stores and located on the Real Estate as of the Effective Time, and inventory, packaging materials and supplies on order or in transit as of the Effective Time, in each case to the extent primarily or exclusively related to the operation of the Stores (collectively, the "Inventory");

               (vi) all purchase orders that were assumed by Seller in the Saks Transaction or issued by Seller or any of its Affiliates in the ordinary course to the extent primarily or exclusively related to the operation of the Stores ("Purchase Orders");

               (vii) all contracts, guarantees, leases, licenses (including those relating to concessions or licensed departments), Software licenses, commitments and other agreements, in each case to the extent listed on Exhibit E and solely related to the operation of the Stores (exclusive of Leasehold Interests and Real Estate Agreements, which are subject to
     Section 2.1(a)(ii) and Section 2.1(a)(ix), respectively, exclusive of the equipment lease agreements which are subject to Section 2.1(a)(viii), and exclusive of the Excluded Contracts, which are Excluded Assets) ("Contracts");

               (viii) all equipment lease agreements identified on Exhibit O to the extent assumed by Buyer pursuant to Section 2.4(b);

               (ix) all reciprocal easement and operating agreements, agreements supplemental thereto, easements, Seller's and each of its Affiliate's interests as landlord under any leases or subleases, purchase and lease-termination options, rights of first refusal or first offer, subordination, non-disturbance and attornment agreements, and other agreements that run with the land and in each case are appurtenant to the Real Estate and other agreements (other than Leasehold Interests) that relate solely to the occupancy or operation of the Real Estate (collectively, "Real Estate Agreements");

               (x) the Intellectual Property identified on Exhibit J;

               (xi) the Governmental Permits to the extent solely related to the operation of the Stores;

               (xii) the information described on Exhibit K ("Customer Information"); provided, that if Buyer requests that Seller provide any Customer Information in any format that differs from the format in which Seller or any of its Affiliates maintains such Customer Information, at the Closing, Buyer shall pay Seller for any out-of-pocket costs of Seller or any Affiliate of Seller associated with producing such Customer Information in such format. Buyer understands and agrees that neither Seller nor any of its Affiliates will produce any information that would violate any contractual obligation, violate any Requirement of Law or cause Seller or any of its Affiliates to become a "consumer reporting agency" as defined in the Federal Fair Credit Reporting Act. Seller agrees to, and to cause its Affiliates to, retain information regarding customers of the Stores in accordance with its existing retention policies and procedures;

               (xiii) all sales records, accounting records, purchase records, supplier lists, advertising and promotional records, real estate and engineering data, blueprints and other property records, in each case to the extent solely related to the operation of the Stores; personnel, benefits, payroll, medical and other records of all Transferred Employees, to the extent permitted by Requirements of Law; and all other material books and records to the extent solely related to the operation of the Stores, exclusive of Excluded Customer Information (collectively, "Books and Records"); provided that Seller and its Affiliates shall have the right to keep and use a copy of all Books and Records where necessary to comply with any Requirements of Law or necessary for use in connection with the business of Seller or any of its Affiliates, including the preparation of Tax Returns, the administration of Seller Plans, the preparation of the financial statements of Seller or any of its Affiliates, or in connection with investigations or litigation; and provided, further, that Seller shall have the right to make such Books and Records available to Saks as required by the Stock Purchase Agreement. If any Books and Records contain information not related to the Stores, Seller may, before delivering such Books and Records to Buyer, redact all information and data therefrom that relate to businesses of Seller or any of its Affiliates or the businesses of Saks and its Affiliates other than the operation of the Stores;

               (xiv) Register Cash (and cash, check and bank draft receipts on or after the Cut-Off Date);

               (xv) all rights of Seller or any Company under any refunds, deposits (other than customer deposits), claims, causes of action, rights of set off and rights of recoupment, in each case to the extent solely related to the operation of the Stores (except to the extent that any claims, causes of action or rights of set off are specifically related to any Excluded Liability);

               (xvi) the Company Software (including intellectual property rights related thereto) and all databases and compilations, including any and all data and collections of data, whether machine readable or otherwise listed on Exhibit L, and all telephone numbers, domain names and URL addresses, in each case to the extent solely related to the operation of the Stores or the Assets, including those listed on Exhibit L;

               (xvii) all goodwill of the Business to the extent solely related to the operation of the Stores;

               (xviii) the Private Brand Merchandise to the extent located at the Stores or on order for the Stores at the Effective Time; provided that with respect to On Order Products (as such term is defined in the Private Brands Agreement), Seller shall not have any liability for any failure or refusal of a vendor of any such On Order Product to deliver such On Order Product to Buyer; and

               (xix) all other assets (other than Excluded Assets) of the nature of the assets reflected above to the extent solely related to the operation of the Stores.

          (b) Excluded Assets. Seller and its Affiliates are not selling, and Buyer is not purchasing, any property or assets not described in Section 2.1(a) (the "Excluded Assets"). Without limiting the generality of the foregoing, the following property and assets of Seller and its Affiliates constitute Excluded Assets, notwithstanding anything to the contrary provided in Section 2.1(a):

               (i) cash (except as provided in Section 2.1(a)(xiv), and receivables from third-party credit card or debit card sales transactions before the Cut-Off Date (regardless of when posted); proceeds from checks and bank drafts accepted before the Cut-Off Date (regardless of when cleared); payments (including by check or bank draft, regardless of when cleared) on Accounts or related receivables received by Seller or any of its Affiliates before the Cut-Off Date; customer deposits; amounts in bank accounts and certificates of deposit, together with all other cash equivalents, securities (whether or not marketable) and investments;

               (ii) all Employment Agreements;

               (iii) all unpaid accounts, notes and other miscellaneous account receivables in favor of Seller or any of its Affiliates with respect to the Stores, together with all collateral security therefor;

               (iv) all rights of Seller or any of its Affiliates under any letters of credit, guaranties, performance or surety bonds or cash collateral posted by Seller or any of its Affiliates or Saks or any of its Affiliates and to any refunds (or credits) of Taxes to which Seller is entitled under Section 8.2 or otherwise with respect to Excluded Assets;

               (v) all Excluded Contracts, including: Seller's or any of its Affiliate's rights under the contracts, guarantees, licenses, personal property leases, commitments and other agreements, warranties and purchase orders listed on Exhibit M; Seller's or any of its Affiliate's rights under the contracts, guarantees, licenses, personal property leases, commitments and other agreements, warranties and purchase orders that relate both to the business conducted at the Stores and any other business of Seller or any of its Affiliates conducted at any other location;

               (vi) Seller's or any of its Affiliate's rights under any policies of insurance purchased by Seller or any of its Affiliates or Saks or any of its Affiliates, or any benefits, proceeds or premium refunds payable or paid thereunder or with respect thereto (except as provided in Section 8.4);

               (vii) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, Tax Returns and other Tax records, seals, minute books, stock transfer books and similar documents of Seller or any of its Affiliates or Saks or any of its Affiliates;

               (viii) the rights of Seller or any of its Affiliates under this Agreement or any other agreement between Seller or any of its Affiliates and Buyer or any of its Affiliates entered into prior to, on or after the date of this Agreement;

               (ix) all websites, website content and web images and all computer software related thereto (including intellectual property rights related thereto) and all books and records related thereto, in each such case to the extent not solely related to the business conducted at the Stores;

               (x) the Governmental Permits that are not transferable without the consent of a Governmental Body and with respect to which the required consent is not obtained;

               (xi) any trademark or service mark that uses in whole or in part any of the items set forth on Exhibit T or any derivative or diminutive form of expansion thereof, whether or not stylized, and any trade dress that is used by Seller or any of its Affiliates in any business including the Parisian Business;

               (xii) all assets (whether or not located on the Real Estate) solely used in connection with the provision of services in respect of accounting, legal, human resource, payroll, treasury, insurance, transportation, tax or other general and administrative services supplied by Seller or any of its Affiliates or Saks or any of its Affiliates unless such services relate solely to the operation of the Stores;

               (xiii) all information regarding customers of the Stores other than the Customer Information;

               (xiv) the inventory, trade fixtures and other property of concessionaires, business partners, licensees, lessors or lessees of Seller or any of its Affiliates that are not owned by Seller or any of its Affiliates;

               (xv) all equity interests of the subsidiaries of Seller;

               (xvi) prepaid expenses (including prepaid advertising expenses);

               (xvii) any other assets relating to the operation of the Stores that prior to the closing of the Saks Transaction were owned by Saks or one of its Affiliates but as to which neither Seller nor any of its Affiliates has any rights following the Saks Transaction;

               (xviii) any agreements, arrangements or understandings relating to the Business between Saks or its Affiliates and Seller and its Affiliates, including the Stock Purchase Agreement, the Saks Private Brands Agreement, the Saks Transition Services Agreement, the Club Libby Lu Agreement and the Saks Software License; and

               (xix) the Accounts and Seller's rights under the Program
     Agreement.

     Section 2.2 Unassignable Contracts.

          (a) Notwithstanding anything to the contrary stated in this Agreement, if (i) any Contract, Warranty or Purchase Order is not capable of being sold, assigned, transferred or conveyed in the absence of the approval, consent or waiver of any other Person without conflicting with, violating, constituting a default under or breaching such Contract, Warranty or Purchase Order, and (ii) all necessary approvals, consents and waivers of all parties to such Contract, Warranty or Purchase Order have not been obtained at or prior to the Closing, then the performance obligations of Seller and its Affiliates under each such Contract, Warranty or

Purchase Order (each, an "Unassigned Contract") shall be deemed to be subleased or subcontracted to Buyer (to the maximum extent permitted by Requirements of Law or any applicable agreement) until such Unassigned Contract has been assigned or novated. All claims, rights and benefits of Seller or any of its Affiliates arising under such Unassigned Contract or resulting therefrom after the Cut-Off Date (but not such Unassigned Contract itself) shall (to the maximum extent permitted by Requirements of Law or any applicable agreement) be included in the Assets transferred to Buyer hereunder (and any such payments or other benefits received by Seller or any of its Affiliates therefrom after the Cut-Off Date shall immediately be transferred by Seller or any such Affiliate to Buyer). Following the Closing, Seller shall, and Seller shall cause its Affiliates to, and Buyer shall, use commercially reasonable efforts to obtain the necessary approvals, consents and waivers (provided that neither Buyer nor Seller or any of their respective Affiliates shall be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party to obtain any approval, consent or waiver), and shall promptly execute all documents necessary to complete the transfer of such Unassigned Contract to Buyer if such approvals, consents and waivers are obtained. Buyer shall not have any obligation to indemnify Seller or any of its Affiliates pursuant to the terms of this Agreement, and shall have no obligations whatsoever, with respect to any Unassigned Contract for which Buyer cannot receive all the benefits of such Unassigned Contract; provided that to the extent that Buyer receives any benefit under an Unassigned Contract prior to the transfer of such Unassigned Contract to Buyer, Buyer shall be responsible for any obligation under such Unassigned Contract that arises in respect of such benefit received by Buyer.

          (b) Following the Effective Time, (i) Seller shall, and Seller shall cause its Affiliates to, use commercially reasonable efforts to take actions that are necessary to allow Buyer to exercise any right of Seller arising from any Unassigned Contract (including the right to elect to terminate such Unassigned Contract in accordance with the terms thereof) and (ii) neither Seller nor any of its Affiliates shall take any action under any Unassigned Contract that would reasonably be expected to limit, restrict or terminate the benefits to Buyer of such Unassigned Contract unless, in good faith and after prior written notice to Buyer, Seller or any of its Affiliates is (A) ordered orally or in writing to do so by a Governmental Body of competent jurisdiction, or (B) otherwise required to do so by Requirements of Law; provided, however, that if any such order is appealable, Seller shall, or Seller shall cause its Affiliates to, at Buyer's cost and expense, take such actions as are reasonably requested by Buyer to file and pursue such appeal and to obtain a stay of such order; provided further that Seller and its Affiliates shall not be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party with respect to clause (i) or (ii) of this Section 2.2(b) except to the extent Buyer agrees to reimburse Seller for any such payment made by Seller at the request of Buyer; provided further that if Saks is a party to any Unassigned Contract, Seller shall not have any liability to Buyer for any action required to be taken by Seller with respect to such Unassigned Contract pursuant to the Stock Purchase Agreement.

     Section 2.3 Assumption of Liabilities.

          (a) Assumed Liabilities. In partial consideration for the sale, assignment, transfer and delivery of the Assets, Buyer shall assume, and hereby agrees to pay, perform and observe fully and timely, effective as of the Effective Time, (i) all liabilities and obligations of

Seller and its Affiliates arising after the Effective Time under or in respect of the Real Estate, Real Estate Agreements, Leasehold Interests, Equipment, Inventory, Contracts, Warranties and Purchase Orders, (ii) all liabilities and obligations arising after the Effective Time with respect to Transferred Employees, and (iii) all liabilities and obligations with respect to Taxes for which Buyer is liable under Section 8.2 (collectively, the liabilities and obligations so assumed being referred to as the "Assumed Liabilities"). To the extent that Seller or any of its Affiliates pays any Assumed Liability following the Cut-Off Date in the ordinary course of business, Buyer shall reimburse Seller for any amount so paid immediately upon demand and upon receipt of reasonable documentation in support of such demand; provided that if any such payment is not made in the ordinary course, Buyer shall reimburse Seller for such amount when such payment would have been made if such payment had been made in the ordinary course. To the extent that Buyer pays any Excluded Liability from and after the Cut-Off Date in the ordinary course of business, Seller shall reimburse Buyer for any amount so paid immediately upon demand and receipt of reasonable documentation supporting such demand; provided that if any such payment is not made in the ordinary course, Seller shall reimburse Buyer for such amount when such payment would have been made if such payment had been made in the ordinary course.

          (b) Liabilities Not Assumed by Buyer. Anything in this Agreement to the contrary notwithstanding, Seller shall be responsible for all of its liabilities and obligations not hereby expressly assumed by Buyer and Buyer shall not assume, or in any way be liable or responsible for, any liabilities or obligations of Seller except as specifically provided in Section 2.3(a) (collectively, the liabilities and obligations that are not assumed being referred to as the "Excluded Liabilities"). Without limiting the generality of the foregoing, Buyer shall not assume the following:

               (i) all liabilities and obligations of Seller or Saks or any of their Affiliates arising on or prior to the Effective Time under or in respect of the Real Estate, Real Estate Agreements, Leasehold Interests, Equipment, Inventory, Contracts, Warranties and Purchase Orders, including all liabilities and obligations due to a breach of any of the foregoing on or prior to the Effective Time;

               (ii) all unpaid accounts payable of Seller or Saks or any of their Affiliates and all accrued expenses of Seller or Saks or any of their Affiliates;

               (iii) except as expressly assumed by Buyer pursuant to Section 8.3, all liabilities and obligations with respect to Store Employees, Seller Plans, Saks Plans or other employee benefit policies and practices of Seller, Saks or any of their Affiliates, including liabilities and obligations under the Saks' Severance Pay Plan, retention bonuses called for under the retention arrangements described in Schedule 5.16(e) of the Seller Disclosure Schedule or otherwise, any entitlements under COBRA with respect to termination of employment of any Store Employee by Seller, Saks or any of their respective Affiliates and compensation and benefits under any state workers' compensation or similar law payable following the Effective Time to or with respect to any Transferred Employee, or to any former employee of the Stores, who in either case was employed at the Stores on any date, on or prior to the Effective Time, that the claim arose or the incident on which the claim is based occurred;

               (iv) all payment obligations relating to compensation and commissions that have been earned but have not been paid as of the Effective Time to Transferred Employees;

               (v) all liabilities and obligations arising from litigation, arbitration, administrative or other proceedings to the extent related to the Assets or the Stores or the operation of the Parisian Business generally on or prior to the Closing Date (other than the obligations of Buyer pursuant to Section 8.11), including, without limitation, any customer liability claims, and all performance obligations under any product recall or any non-financial settlement obligation to the extent related to the operation of the Stores on or prior to the Closing Date;

               (vi) all liabilities and obligations arising from all gift certificate, gift card, merchandise voucher, coupon, refund or other loyalty, frequent shopper or similar program of Saks (collectively, the "Saks Gift Programs") or Seller (collectively, the "Seller Gift Programs") reward redemptions submitted by customers of the Stores for gift certificates, gift cards, merchandise vouchers, coupons, refunds or other loyalty, frequent shopper or similar program rewards purchased, issued or earned in connection with the Stores on or prior to the Cut-Off Date except to the extent assumed by Buyer pursuant to Section 8.7;

               (vii) all liabilities and obligations arising from all return policies of Saks (the "Saks Return Policies") or Seller (the "Seller Return Policies") for merchandise purchased in the Stores on or prior to the Cut-Off Date except to the extent assumed by Buyer pursuant to Section 8.7;

               (viii) any claims (including product-liability and infringement claims) relating to goods sold or services provided at the Stores on or prior to the Cut-Off Date (other than the obligations of Buyer pursuant to Section 8.11);

               (ix) any claims asserted by Store Employees or by dependents of such Store Employees, for acts or omissions occurring on or prior to the Cut-Off Date (other than claims of Transferred Employees expressly assumed by Buyer pursuant to Section 8.3);

               (x) all liabilities and obligations relating to the ownership or condition of the Assets (including environmental conditions) on or prior to the Cut-Off Date;

               (xi) all liabilities and obligations with respect to Taxes for which Seller is liable under Section 8.2;

               (xii) any liability or obligation for money borrowed (it being understood that the liabilities and obligations under any capital lease set forth in Exhibit E is an Assumed Liability);

               (xiii) any liability or obligation for costs and expenses (other than Transfer Taxes as set forth in Section 8.2 and as set forth in Section
     8.6 or as otherwise expressly set forth in this Agreement) in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby;

               (xiv) any liability or obligation of Seller under this Agreement or under any other agreement between Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, entered into on or after the date of this Agreement in accordance with the terms hereof;

               (xv) any liability or obligation to the extent related to the Excluded Assets (except as provided in Section 2.2 or 2.4) or any other assets not transferred to and not purchased by Buyer; and

               (xvi) any liability or obligation relating to, resulting from or arising out of any former operations or properties of Saks or any of its Affiliates or of Seller or any of its Affiliates that have been discontinued or disposed of prior to the Cut-Off Date.

          Seller shall, or shall cause its Affiliates to, pay, perform and fully observe all Excluded Liabilities.

     Section 2.4 Leased Department Agreements and Equipment Lease Agreements.

          (a) Exhibit N sets forth each leased department agreement relating to the Stores. Buyer agrees to use commercially reasonable efforts to enter into new leased department agreements with the parties identified in Exhibit N that relate exclusively to the Stores. If such new leased department agreements are not in effect as of the Effective Time, Buyer agrees that, to the maximum extent permitted by Requirements of Law or any applicable leased department agreement, the performance obligations of Seller and its Affiliates thereunder after the Cut-Off Date shall be deemed to be subleased or subcontracted to Buyer until such new leased department agreement is in effect. In consideration thereof, Buyer shall receive all claims, benefits and rights under each such leased department agreement to the extent related to the Stores. Each party agrees to use commercially reasonable efforts to effect the foregoing (provided that neither Buyer nor Seller or any of their respective Affiliates shall be required to make any payments or offer or grant any accommodation (financial or otherwise)). Buyer shall not have any obligation to indemnify Seller or any of its Affiliates pursuant to the terms of this Agreement, and shall have no obligations whatsoever, with respect to any leased department agreements for which Buyer cannot receive all the benefits of such leased department agreements; provided that to the extent that Buyer receives any claim, benefit or right under any such leased department agreement prior to the execution of a new leased department agreement with the parties identified in Exhibit N that relates exclusively to the Stores, Buyer shall be responsible for any obligation under any such leased department agreement that arises in respect of such claim, benefit or right received by Buyer. In respect of the Club Libby Lu Agreement, Seller agrees that so long as the Club Libby Lu departments are operated in the Stores, Buyer will receive the benefits of the Club Libby Lu Agreement as to the Stores and Buyer agrees that Buyer will be responsible for the obligations of Seller under the Club Libby Lu Agreement in respect of the Stores. In the event that Buyer elects to terminate the Club Libby Lu department in any Store, Buyer shall give written notice to Seller. Upon receipt of such notice, Seller shall promptly exercise such rights as are available to Seller under the Club Libby Lu Agreement to terminate the Club Libby Lu Agreement as to such Store or Stores as may be designated in Buyer's termination notice. Buyer shall remain liable for all of its obligations under the Club Libby Lu Agreement until the effective termination date of the Club Libby Lu Agreement as to any such Store or Stores. Following termination of the Club Libby Lu Agreement as to any Store or Stores or in its entirety, as applicable, Buyer shall remain liable for any accrued but unpaid obligation of Buyer as of the effective termination date of the Club Libby Lu Agreement in respect of such Store or Stores and shall be responsible for and shall indemnify Seller against any costs or expenses incurred by Seller in respect of the cessation of operation of the Club Libby Lu department in such Store or Stores and the removal of any equipment, fixtures or other improvements from such Store or Stores to the extent required by the Club Libby Lu Agreement.

          (b) Exhibit O sets forth equipment lease agreements relating to the Stores. The parties agree to use commercially reasonable efforts to obtain the necessary approvals, consents and waivers to assign to Buyer that portion of the equipment lease agreements (and any applicable schedules thereto) that relate exclusively to the Stores; provided, however, that neither Buyer nor Seller or any of their respective Affiliates shall be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party to obtain any approval, consent or waiver. If, prior to the Closing, all necessary approvals, consents and waivers are not obtained with respect to any equipment lease agreement, then (to the maximum extent permitted by Requirements of Law or any applicable equipment lease agreement) to the extent related to the Stores, the performance obligations of Seller and its Affiliates thereunder after the Cut-Off Date shall be deemed to be subleased or subcontracted to Buyer until such equipment lease agreement is assigned or novated. In consideration thereof, Buyer shall receive the claims, rights and benefits of Seller or any of its Affiliates arising under such equipment lease agreement or resulting therefrom after the Cut-Off Date (but not such equipment lease agreement itself). Buyer shall not have any obligation to indemnify Seller or any of its Affiliates pursuant to the terms of this Agreement, and shall have no obligations whatsoever, with respect to any equipment lease agreement for which Buyer cannot receive all the benefits of such equipment lease agreement; provided that to the extent that Buyer receives any claim, benefit or right under any such equipment lease agreement prior to the assignment of that portion of such equipment lease agreement (and any applicable schedules thereto) that relates exclusively to the Stores, Buyer shall be responsible for any obligation under any such equipment lease agreement that arises in respect of such claim, benefit or right received by Buyer.

                                   ARTICLE III
                                 PURCHASE PRICE

     Section 3.1 Purchase Price.

          (a) The purchase price for the Assets shall be equal to (x) Twenty Two Million Dollars ($22,000,000.00) (y) less the amount of any Partridge Creek Contribution received by or credited to Seller or Saks or any of their respective Affiliates prior to the Cut-Off Date, and (z) plus or minus any Inventory Adjustment (the "Purchase Price"). The parties agree that the Twenty Two Million Dollars ($22,000,000.00) included in the Purchase Price pursuant to clause (x) of the preceding sentence has already been adjusted to reflect a credit to Seller pursuant to the Partridge Creek Amendment of Three Million Dollars ($3,000,000) against the Partridge Creek Contribution in the aggregate amount of Ten Million Dollars ($10,000,000) and that no further adjustment shall be made to the Purchase Price with respect to such credit pursuant to clause (y) of the preceding sentence. The Purchase Price may be further adjusted pursuant to paragraph (c) below. The Purchase Price shall be paid by Buyer pursuant to Section 4.2.

          (b) Not later than two (2) Business Days prior to the Closing, Seller shall deliver to Buyer a schedule (the "Inventory Schedule") that contains the value of the inventory of the Business as of the date of the closing of the Saks Transaction, using the inventory data used by Saks to determine the value of the inventory of the Parisian Business for purposes of the calculation of "Final Working Capital" under the Stock Purchase Agreement. The value of the inventory as of the Cut-Off Date shall be determined by Seller in accordance with the principles set forth in Exhibit U. If Buyer has not given Seller written notice of its objection to the value of the inventory shown in the Inventory Schedule, which specifies the basis of Buyer's objection, within ten (10) Business Days after the Closing, then the value of the inventory shown in the Inventory Schedule shall be final and binding between the parties. If Buyer timely gives Seller a written notice of objection and the parties cannot resolve such objection within ten (10) Business Days of Seller's receipt of Buyer's notice of objection, then the issues in dispute shall be submitted for resolution to an independent certified public accounting firm agreed to by Buyer and Seller that does not have a relationship with Buyer or Seller (the "Arbitrator"). If issues in dispute are submitted to the Arbitrator for resolution: (i) the only issues for resolution by the Arbitrator shall be whether the specific objection or objections stated by the Buyer in its notice of objection to Seller should result in a change in the value of the inventory from the value shown on the Inventory Schedule; (ii) each party shall furnish to the Arbitrator such documents and information relating to the disputed issues as the Arbitrator may request and are available to that party and shall be afforded the opportunity to present to the Arbitrator any material relating to the determination and to discuss the determination with the Arbitrator; (iii) the determination by the Arbitrator, as set forth in a written notice delivered to both parties by the Arbitrator, shall be binding and conclusive on the parties; and (iv) the fees of the Arbitrator for such determination shall be borne 50% by Buyer and 50% by Seller. If the value of the inventory is finally determined to differ from that value used in calculating the Inventory Adjustment, then promptly after such final determination, but in no event more than two (2) Business Days thereafter, Seller shall pay to Buyer the amount, if any, by which the inventory value used in the Inventory Adjustment as of the Closing exceeds the final inventory value determination, or Buyer shall pay to Seller the amount, if any, by which the final inventory value determination exceeds the inventory value used in the Inventory Adjustment as of the Closing, in each case plus interest from the Closing to the date of payment at the prime rate as reported on the Closing Date by the Wall Street Journal. The amount of any adjustment to the Purchase Price in accordance with this Section 3.1(b) is referred to herein as the "Inventory Adjustment".

          (c) In the event that Buyer elects not to purchase one or more of the Stores in accordance with the provisions of Section 9.6, then the Purchase Price shall be reduced by Five

Million Dollars ($5,000,000.00) for each Store that is not acquired by Buyer plus or minus the Inventory Adjustment in respect of such Store; provided, however, that such adjustment shall be Two Million Dollars ($2,000,000.00) plus the amount specified in clause (y) of Section 3.1(a) with respect to the Store located at Partridge Creek Fashion Park, Clinton Township, Michigan.

     Section 3.2 Allocation of Purchase Price; Transfer Tax Valuation.

          (a) During the 60 days following the Closing Date, Seller and Buyer shall use reasonable commercial efforts to draft a schedule (the "Allocation Schedule") allocating the Purchase Price (increased to take into account the Assumed Liabilities) among the Assets. The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Seller and Buyer each agrees that promptly upon agreement, if any, upon such Allocation Schedule it shall return an executed copy thereof to the other party. If Seller and Buyer agree upon the Allocation Schedule, then Seller and Buyer each agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Seller and Buyer each agrees to provide the other promptly with any other information required to complete Form 8594.

          (b) Prior to or promptly following the Closing Date, Seller and Buyer shall jointly agree on the valuation of the Real Estate, Real Estate Agreements and other Assets to the extent that valuations are needed for purposes of determining the amount of Transfer Taxes. If a party disagrees with respect to a proposed valuation, the parties shall negotiate in good faith to resolve the issue. If they cannot resolve the issue prior to or promptly following the Closing Date, it shall be resolved by an accounting or appraisal firm chosen by and mutually acceptable to both parties after Closing. If payment of a Transfer Tax is due prior to any such resolution, payment shall be made in accordance with Section 8.2(a)(iv) based on Buyer's reasonable valuation and, upon resolution, the party responsible for filing the Tax Return with respect to such Tax shall make such corrective filings with the appropriate Governmental Body. Any additional Transfer Tax payable in connection with such corrective filings, and any refund of any Transfer Tax resulting from such corrective filings, shall be allocated to Buyer and Seller under Section 8.2(a)(iv).

                                   ARTICLE IV
                                     CLOSING

     Section 4.1 Closing Date. The Closing shall be held at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309, at 10:00 a.m., New York time, on October 30, 2006 (or, if the conditions set forth in Articles IX and X have not been satisfied or waived (other than those conditions that are intended to be satisfied at the Closing, by the appropriate party by such date, subject to the provisions of Article XII, at 10:00 a.m., New York time, on the first Monday that is a business day to occur following the date on which all of the conditions to Closing set forth in Articles IX and X shall have been so satisfied or waived (other than those conditions that are intended to be satisfied at the Closing), or at such other place, time and day as shall be agreed upon by Buyer and Seller. The date on which the Closing is actually held is referred to herein as the "Closing Date," although the transfer of Assets and the assumption of the Assumed Liabilities shall be effective as of 12:01 a.m., New York time (the "Effective Time") on the Sunday immediately preceding the Closing Date (the "Cut-Off Date").

     Section 4.2 Payment on the Closing Date. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Articles IX and X, at the Closing Buyer shall pay Seller an amount equal to the Purchase Price by wire transfer of immediately available funds to the bank account or accounts specified by Seller at least three business days prior to Closing.

     Section 4.3 Buyer's Additional Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Articles IX and X, at the Closing Buyer shall deliver to Seller all of the following:

          (a) certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the certificate of incorporation of Buyer since a specified date; (ii) the bylaws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement or any Buyer Ancillary Agreement;

          (b) the certificate contemplated by Section 10.4, duly executed by a duly authorized officer of Buyer;

          (c) the IP License Agreement, the Transition Services Agreement and the Private Brands Agreement, in each case duly executed on behalf of Buyer;

          (d) the Bill of Sale, Assignment and Assumption Agreement and the Assignment and Assumption Agreement (Real Estate) for each Store that is included in the Leased Real Estate (which shall be modified to conform to the particular requirements of the jurisdictions in which the Real Estate is located), in each case duly executed on behalf of Buyer; and

          (e) any real estate transfer Tax declarations required to be executed or filed in connection with the transfer of the Real Estate.

     Section 4.4 Seller's Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Articles IX and X, at the Closing Seller shall deliver to Buyer all of the following:

          (a) certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the amended and restated charter of Seller since a specified date; (ii) the amended and restated bylaws of Seller; (iii) the resolutions of the Board of Directors of Seller authorizing the execution and performance of this Agreement, the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement or any Seller Ancillary Agreement;

          (b) certificate of an executive officer of Seller, dated the Closing Date, in form and substance reasonably acceptable to Buyer, as to the amount of the Partridge Creek Contributions received by or credited to Saks or Seller or any of their Affiliates prior to the Cut-Off Date;

          (c) the certificate contemplated by Section 9.5, duly executed by a duly authorized officer of Seller;

          (d) the IP License Agreement, the Transition Services Agreement and the Private Brands Agreement, in each case duly executed on behalf of Seller;

          (e) the Bill of Sale, Assignment and Assumption Agreement, Grant Deeds (with respect to the Owned Real Estate and which shall be modified to conform to the particular requirements of the jurisdictions in which the Owned Real Estate is located) and the Assignment and Assumption Agreement (Real Estate) for each Store that is included in the Leased Real Estate (which shall be modified to conform to the particular requirements of the jurisdictions in which the Real Estate is located), in each case duly executed on behalf of Seller or one or more of its Affiliates;

          (f) any other assignments and endorsements, without recourse or representation (other than as set forth herein), that may be reasonably necessary to transfer the Assets to Buyer in proper form and suitable for filing with the appropriate Governmental Body;

          (g) any real estate transfer Tax declarations required to be executed or filed in connection with the transfer of the Real Estate;

          (h) real estate estoppel letters in substantially the form of Exhibit V from the landlords of the Leased Real Estate described therein;

          (i) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby; and

          (j) an affidavit, substantially in the form of Exhibit P, made under penalties of perjury and duly executed by Seller that provides Seller's United States taxpayer identification number and states that Seller is not a foreign person for purposes of Section 1445 of the Code.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows (it being understood that Seller makes no representation or warranty regarding matters that do not arise out of or relate to the Parisian Business or the Business, as the case may be (other than with respect to Seller's organization, power and authority in Section 5.1 and 5.2 and other than with respect to tax matters to the extent set forth in Section 5.5), and that to the extent that any such representation or warranty made by Seller relates to Saks or any of its Affiliates or the operation of the Stores or the Parisian Business or the Business on or prior to October 2, 2006, such representation or warranty shall be deemed to be made on October 2, 2006:

     Section 5.1 Organization of Seller; Power and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualifications necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has the corporate power and authority to own or lease and operate its assets and to carry on its business in the manner that it was conducted immediately prior to the date of this Agreement.

     Section 5.2 Authority of Seller; Conflicts.

          (a) Seller has all requisite corporate power to enter into this Agreement and the Seller Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller (no stockholder approval being required). This Agreement has been duly executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer and the validity and binding effect of this Agreement on Buyer) constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, and each of the Seller Ancillary Agreements, upon execution and delivery by Seller will be (assuming the valid authorization, execution and delivery by Buyer, where Buyer is a party, and any other party or parties thereto) a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject, in the case of this Agreement and each of the Seller Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

          (b) Except as set forth in Schedule 5.2, the execution and delivery of this Agreement or any of the Seller Ancillary Agreements by Seller, the consummation of any of the transactions contemplated hereby or thereby by Seller or compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Seller will not:

               (i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.2(b)(ii), result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Assets, under (1) the charter, bylaws or similar organizational documents of Seller, (2) any Contract, Real Estate Agreement, Warranty, Purchase Order or other Business Agreement, (3) any Court Order to which Seller is a party or by which Seller or any Asset is bound or (4) any Requirements of Law affecting Seller or any Asset, other than, in the case of clauses (2),
     (3) and (4) above, any such breaches, defaults, rights, loss of rights or Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby, or

               (ii) require the approval, consent, authorization or act of, or the making by Seller or any of its Affiliates of any declaration, filing or registration with, any Governmental Body, except (1) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (2) such consents, approvals, filings and notices as may be required under any Requirements of Law with respect to environmental matters pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, (3) such filings as may be required in connection with the Taxes described in Section 8.2(a)(iv), and (4) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby.

          Except as provided in Section 5.2(b)(ii), no representation or warranty is made as to whether any new approvals, consents, licenses, permits, orders, authorizations, declarations, filings or registrations will be required as a result of the sale of the Assets to Buyer in order for Buyer to continue to own the Assets and operate the Stores following the Cut-Off Date in the manner in which the Assets were owned and the Stores were operated on or before the Cut-Off Date.

     Section 5.3 Financial Statements. Seller has reviewed the unaudited profit and loss statements for the 2005 fiscal year for the Parisian stores acquired by Seller in the Saks Transaction (the "Parisian Stores") that were prepared by Saks and provided to Seller in connection with the Saks Transaction (collectively, the "Store Financial Statements"). Seller has also reviewed the audited statement of income for the Parisian Business for the 2005 fiscal year that was prepared by Saks and provided to Seller in connection with the Saks Transaction ("Parisian Audited Financial Statement"), which includes the results of operations of the Parisian Stores for such fiscal year. Seller has tracked the "store profit" as reflected in the Store Financial Statements for the 2005 fiscal year to the Parisian Audited Financial Statement and believes that the "store profit" reflected in the Parisian Audited Financial Statements for the 2005 fiscal year are consistent in all material respects with the aggregate store profit of the Parisian Stores as reflected in the Store Financial Statements. Schedule 5.3 of the Seller Disclosure Schedule contains the unaudited profit and loss statements for the 2003, 2004 and 2005 fiscal years for the Circle Center, Meadowbrook Mall and Laurel Place Stores and the unaudited profit and loss statement for the 2005 fiscal year for the Fairfield Commons, Beavercreek Store (collectively, the "Specified Store Financial Statements"). Seller has no Knowledge of any material inaccuracies in the Specified Store Financial Statements.

     Section 5.4 Operations Since Financial Statements Date. Except as set forth in Schedule 5.4 of the Seller Disclosure Schedule, since the Financial Statements Date, there has been no Material Adverse Effect. Except as set forth in Schedule 5.4 of the Seller Disclosure

Schedule, to the Knowledge of Seller, since the Financial Statements Date, the Business has been conducted in the ordinary course substantially consistent with past practice. Without limiting the generality of the preceding sentence, to the Knowledge of Seller, since the Financial Statements Date through the closing of the Saks Transaction, neither Saks nor its Affiliates, and since the closing of the Saks Transaction, neither Seller nor any of its Affiliates have:

          (a) made any material change in the Business or its operations, except such changes as may be required to comply with any applicable Requirements of Law;

          (b) purchased or otherwise acquired any assets or made any capital expenditures, in each case that are material, individually or in the aggregate, to the Business (other than (i) purchases of inventory in the ordinary course of business consistent with past practice, (ii) capital expenditures in the ordinary course of business consistent with past practice or as contemplated by the fiscal 2006 capital budget of the Parisian Business and (iii) capital expenditures required under any Real Estate Agreement or Lease Agreement for capital improvements that are not controlled exclusively by Saks or Seller or their respective Affiliates);

          (c) granted to any Transferred Employee any material increase in compensation or other benefit (excluding any retention agreements that do not involve payments by Buyer to any such employee after the Closing) except as may be required under existing agreements or in the ordinary course of business consistent with past practice;

          (d) acquired by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any business or any corporation, partnership, association or other business organization or division thereof;

          (e) sold or otherwise disposed of any assets of the Business (including by transfer or other disposition of other portions of the Business) that are material, either individually or in the aggregate, to the Parisian Business prior to October 2, 2006 or to the Business thereafter (other than sales of inventory in the ordinary course of business consistent with past practice);

          (f) materially adversely modified, amended or terminated any Contract, Real Estate Agreement, Warranty, Purchase Order or other Business Agreement;

          (g) granted any Encumbrance with respect to the assets of the Business, in each case other than Permitted Encumbrances or Permitted Real Property Exceptions;

          (h) waived or released any rights of any material value of or with respect to the Business;

          (i) suffered any damage, destruction, loss or casualty with a value in excess of $50,000 to property or assets of the Business; or

          (j) other than the Stock Purchase Agreement and this Agreement, agreed to do any of the foregoing.

     Section 5.5 Taxes. To the Knowledge of Seller:

          (a) Seller and its Affiliates have filed all material Tax Returns required to have been filed by them on or before the date hereof that relate to the Assets or the Business.

          (b) All Taxes due and owing by Seller and its Affiliates on or before the date hereof (whether or not shown to be due on the Tax Returns referred to in clause (a)) that related to the Assets or the Business have been timely paid.

          (c) None of Seller or any of its Affiliates waived in writing any statute of limitations in respect of Taxes of Seller or any of its Affiliates that relate to the Assets or the Business which waiver is currently in effect.

          (d) No material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (a) are currently pending.

          (e) All deficiencies asserted in writing or assessments made in writing as a result of any examination of the Tax Returns referred to in clause
(a) by a taxing authority have been paid in full.

          (f) Each of Seller and its Affiliates withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing with respect to the Business and the Assets to any employee, independent contractor, creditor or other third party.

          (g) As of the date hereof, no federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are being conducted with respect to Seller or any of its Affiliates in connection with the Business or the Assets.

     Section 5.6 Governmental Permits. Except as set forth in Schedule 5.6, to the Knowledge of Seller, Seller and its Affiliates own, hold or possess all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body that are necessary to entitle them to own or lease, operate and use their assets and to carry on and conduct the Business substantially as conducted immediately prior to the date of this Agreement (collectively, "Governmental Permits"), except for such Governmental Permits as to which the failure to so own, hold or possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, Seller and its Affiliates have complied with all terms and conditions of the Governmental Permits, other than those instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 5.7 Real Property.

          (a) Schedules 5.7(a)(i) and 5.7(a)(ii) of the Seller Disclosure Schedule set forth a complete and accurate list by property or project name, city and state of all Leased Real

Estate and Owned Real Estate, respectively. Each of the entities identified in
Schedule 5.7(a)(ii) of the Seller Disclosure Schedule owns fee simple title to such Owned Real Estate, subject only to Permitted Real Property Exceptions.

          (b) Except as set forth in Schedule 5.7(b) of the Seller Disclosure Schedule, (i) within the immediately preceding 12-month period, there have not been actual or threatened (in writing), or imminent changes in the zoning of any of the Real Estate or any part thereof materially and adversely affecting the current use, occupancy or value thereof and (ii) there is no pending or, to the Knowledge of Seller, threatened (in writing), condemnation, expropriation, requisition (temporary or permanent) or similar proceeding with respect to any Real Estate or any part thereof, that would materially detract from the value of the Real Estate or materially impair the existing use thereof.

          (c) Except as set forth in Schedule 5.7(c) of the Seller Disclosure Schedule, each tenant lease and other agreement for the use and occupancy by the Seller and its Affiliates of the Leased Real Estate (collectively, the "Lease Agreements") and each Real Estate Agreement is in full force and effect, other than those Lease Agreements and Real Estate Agreements the failure of which to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of Seller or any of its Affiliates is in, or, to the Knowledge of Seller, is alleged to be in, breach or default under any Lease Agreement or Real Estate Agreement other than those breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there is no event that, but for the passage of time or the giving of notice or both would constitute or result in any such breach or default, other than those breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has made available to Buyer true, complete and correct copies in all material respects of any and all: (i) Lease Agreements (and all guaranties relating thereto) and (ii) Real Estate Agreements.

          (d) No payments, setoffs or other credits of any kind have been received by Saks, Seller or any of their respective Affiliates that have not been reflected in clause (y) of Section 3.1(a) in respect of the Partridge Creek Contributions.

     Section 5.8 Personal Property Leases. To the Knowledge of Seller, Schedule
5.8 of the Seller Disclosure Schedule contains as of the date of this Agreement a list of each material lease or other agreement or right under which Seller or any of its Affiliates is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except those that are Excluded Contracts or that are terminable by Seller and its Affiliates without penalty on 90 days' or less notice or that provide for annual rental payments of less than $350,000 (or in the case of such leases or other agreements entered into by Seller or any of its Affiliates on or after the closing of the Saks Transaction that provide for annual rental payments of less than $50,000).

     Section 5.9 Intellectual Property.

          (a) To the Knowledge of Seller, Schedule 5.9(a) of the Seller Disclosure Schedule contains a list of all Registered Intellectual Property, each item of which is either owned or licensed by Seller or one of its Affiliates and which is material to the conduct of the Business as currently conducted.

          (b) To the Knowledge of Seller, Schedule 5.9(b) of the Seller Disclosure Schedule contains a list of all Software owned or licensed by Seller or any of its Affiliates that is material to the conduct of the Business as currently conducted.

          (c) To the Knowledge of Seller, except as disclosed in Schedule 5.9(c) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Seller or one of its Affiliates either: (i) own the entire right, title and interest in and to the Registered Intellectual Property and Software listed in Schedules 5.9(a) and 5.9(b) of the Seller Disclosure Schedule, free and clear of any Encumbrance (other than Permitted Encumbrances); or (ii) have a valid contractual right or license to use the same in the conduct of the Business as currently conducted. Except as disclosed in Schedule 5.9(c), the Registered Intellectual Property and Software listed in Schedules 5.9(a) and 5.9(b) are included in the Assets.

          (d) To the Knowledge of Seller, except as disclosed in Schedule 5.9(d) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) all patents and registrations for Registered Intellectual Property identified in
Schedule 5.9(a) as being owned by Seller or one of its Affiliates are in force, and all applications to patent or register any unregistered item of Registered Intellectual Property owned by Seller or one of its Affiliates so identified are pending and in good standing, all without challenge of any kind; and (ii) Seller or one of its Affiliates has the right to bring actions for infringement or unauthorized use of such Registered Intellectual Property identified in Schedule 5.9(a) and Software identified in Schedule 5.9(b) as being owned by Seller or one of its Affiliates.

          (e) Except as disclosed in Schedule 5.9(e) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2003, (i) to the Knowledge of Seller, no infringement or misappropriation by Saks or any of its Affiliates of any Intellectual Property or Software of any other Person occurred or resulted in any way from the conduct of the Parisian Business prior to the closing of the Saks Transaction (and, without qualification as to the Knowledge of Seller, no infringement or misappropriation by Seller or any of its Affiliates of any Intellectual Property or Software of any other Person has occurred or resulted in any way from the conduct of the Business since the closing of the Saks Transaction) and (ii) to the Knowledge of Seller, no written notice of a claim of any infringement or misappropriation of any Intellectual Property or Software of any other Person has been made or asserted in respect of the conduct of the Parisian Business as conducted by Saks and its Affiliates prior to the closing of the Saks Transaction (and, without qualification as to the Knowledge of Seller, no written notice of a claim of any infringement or misappropriation of any Intellectual Property or Software of any other Person has been made or asserted in respect of the conduct of the Business as currently conducted since the closing of the Saks Transaction). To the Knowledge of Seller, no Person has infringed or misappropriated, or is infringing or misappropriating, any item of Intellectual Property that is either owned or licensed by Seller or any of its Affiliates, except for such infringement or misappropriation as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (f) To the Knowledge of Seller, except as disclosed in Schedule 5.9(f) of the Seller Disclosure Schedule, no material proceedings are pending or threatened against the Business that (i) restrict in any manner the use, transfer or licensing of or (ii) challenge the use, enforceability, validity or ownership of any Registered Intellectual Property identified in Schedule 5.9(a) as being owned by Seller and its Affiliates.

          (g) To the Knowledge of Seller, Saks and its Affiliates took prior to the closing of the Saks Transaction commercially reasonable steps to protect the Trade Secrets used in the Parisian Business and any Trade Secrets or confidential information of third parties used in the Parisian Business and Seller and its Affiliates have taken since the closing of the Saks Transaction commercially reasonable steps to protect the Trade Secrets used in the Business and any Trade Secrets or confidential information of third parties used in the Business.

     Section 5.10 Title to Property. Except for assets disposed of in the ordinary course of business, Seller or one of its Affiliates has valid title to each item of equipment and other tangible personal property that is included in the Assets or a valid leasehold interest or other right to use or operate any equipment and other tangible personal property that is included in the Assets and is owned by a third Person, free and clear of all Encumbrances, except for Permitted Encumbrances.

     Section 5.11 No Violation, Litigation or Regulatory Action. To the Knowledge of Seller, except as disclosed in Schedule 5.11:

          (a) Saks and its Affiliates complied with all applicable Requirements of Law and Court Orders in respect of the Parisian Business prior to the closing of the Saks Transaction and Seller and its Affiliates have complied with all applicable Requirements of Law and Court Orders in respect of the Business since the closing of the Saks Transaction, other than (i) those instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) matters relating to Taxes or compliance with Environmental Laws or Environmental Permits, all representations with respect to which are the subject of Sections 5.5 and 5.15, respectively;

          (b) there are no actions, suits, proceedings or investigations pending (with respect to which Seller or any of its Affiliates has been served or notified) or threatened against Seller or any of its Affiliates or the Business, including lawsuits, claims, suits, proceedings or investigations by or on behalf of any current or former Store Employees or service provider of the Business that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

          (c) there is no action, suit or proceeding pending or threatened that questions the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements; and

          (d) there are no outstanding consent orders, unsatisfied judgments or decrees in respect of the Business.

     Section 5.12 [Intentionally Blank]

     Section 5.13 Status of Contracts. Except as set forth in Schedule 5.13 of the Seller Disclosure Schedule or in any other Schedule in the Seller Disclosure Schedule, to the Knowledge of Seller, each of the Real Estate Agreements, the Contracts and the leases listed in Schedule 5.8 of the Seller Disclosure Schedule (collectively, the "Business Agreements") is in full force and effect, other than those Business Agreements the failure of which to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, except as set forth in Schedule 5.13, neither Seller nor any of its Affiliates is in, or is alleged to be in, breach or default under any of the Business Agreements, other than those breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there is no event that, but for the passage of time or the giving of notice or both would constitute or result in any such breach or default, other than those breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, Seller has made available in all material respects true, complete and correct copies of all Business Agreements to Buyer.

     Section 5.14 ERISA.

          (a) To the Knowledge of Seller, each Welfare Plan and Pension Plan maintained in connection with the Business or in which at least one Store Employee participates (each, a "Seller Plan") and any other material employee benefits relating to the Business that are in effect as of the Cut-Off Date or the "Cut-Off Date" with respect to the Saks Transaction, such as any bonus, incentive or annual profit sharing programs, any fringe benefits described in
Section 132 of the Code, any education assistance plans under Section 127 of the Code and any dependent care assistance plans under Section 129 of the Code, is listed on Schedule 5.14(a) of the Seller Disclosure Schedule, and Seller has made available to Buyer either a true and correct copy of each such plan or a summary plan description used in connection with such plan.

          (b) Except as set forth in Schedule 5.14(b) of the Seller Disclosure Schedule, to the Knowledge of Seller, with respect to each Welfare Plan and Pension Plan listed on Schedule 5.14(a) of the Seller Disclosure Schedule, (i) each such plan has been maintained and operated in compliance in all material respects with its terms and the applicable requirements of the Code and ERISA and the regulations issued thereunder and (ii) no material litigation or asserted claims against Seller or any of its Affiliates exist with respect to any such plan other than routine claims for benefits in the normal course of business.

          (c) Except as set forth in Schedule 5.14(c) of the Seller Disclosure Schedule, to the Knowledge of Seller, each Pension Plan listed in Schedule 5.14(a) that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code, and Seller has no Knowledge of an occurrence of an event since the date of such determination letter that would reasonably be expected to materially adversely affect such qualification.

          (d) To the Knowledge of Seller, no Store Employee is a participant in the Saks Incorporated Amended and Restated 2000 Change in Control and Material Transaction Severance Plan (the "Severance Pay Plan").

          (e) To the Knowledge of Seller, no Seller Plan and no other agreement, contract or arrangement includes any provision that could result, separately or in combination with any other event, in the payment, acceleration or enhancement of any benefit being regarded as an "excess parachute payment" within the meaning of Section 280G of the Code as a result of the transactions contemplated by this Agreement.

     Section 5.15 Environmental Compliance.

          (a) Except as set forth in Schedule 5.15, and other than those matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of Seller: (i) the operation of the Business and each Store is in compliance with all applicable Environmental Laws and Environmental Permits and Seller and its Affiliates possess all permits and approvals required under all Environmental Laws with respect to the Business;
(ii) there are no actions or proceedings pending or threatened against Seller or any of its Affiliates in respect of the Business or the Assets alleging noncompliance with or liability under any Environmental Law and neither Saks nor any of its Affiliates during the five (5) years prior to the closing of the Saks Transaction were, and neither Seller nor any of its Affiliates are, subject to any administrative or judicial proceeding pursuant to applicable Environmental Laws in respect of the Business; (iii) Saks and its Affiliates in respect of the Business stored, used, operated, transported, treated or disposed of Hazardous Materials in compliance with all Environmental Laws during the five (5) years prior to the closing of the Saks Transaction and Seller and its Affiliates in respect of the Business store, use, operate, transport, treat or dispose of Hazardous Materials in compliance with all Environmental Laws; and (iv) neither Saks nor any of its Affiliates received any notice during the five (5) years prior to the closing of the Saks Transaction that Saks or any such Affiliate is liable under Environmental Laws relating to the off-site disposal of Hazardous Materials generated by the operations of the Business, and since the closing of the Saks Transaction neither Seller nor any of its Affiliates have received any such notice in respect of the Business.

          (b) Except as set forth in Schedule 5.15, to the Knowledge of Seller, no Real Estate, improvement or equipment included in the Assets contains any Hazardous Materials, asbestos, asbestos-containing materials, polychlorinated biphenyls, underground storage tanks, above-ground storage tanks, radon, radioactive materials, urea formaldehyde foam insulation, petroleum and petroleum products, methane, hazardous wastes, hazardous chemicals, or sumps on or under any asset, in each case, that requires corrective action under Environmental Laws.

          (c) To the Knowledge of Seller, Seller has heretofore made available to Buyer true, correct and complete copies of all material reports, correspondence and memoranda relating to the existence, or possible existence, of any of the materials enumerated in Section 5.15(b) on the Real Estate or within the Stores.

     Section 5.16 Employee Relations and Agreements.

          (a) To the Knowledge of Seller, Schedule 5.16(a) of the Seller Disclosure Schedule contains a true and complete listing (excluding names and any other personally identifying information) of the position, status as exempt or non-exempt from overtime pay under the FLSA, annual salary or hourly wage rate, base rate of bonus opportunity, date of hire, and work location of all of the Store Employees (whether full-time, part-time, or otherwise). Such list shall be updated as of the Cut-Off Date and shall be revised so as to include the names of all Store Employees on the Cut-Off Date. Such updated and revised list shall be delivered by Seller to Buyer at the Closing. Such updated and revised list may be supplemented by Seller promptly following the Closing Date to add the names of any Store Employees who were unintentionally omitted from the list delivered by Seller to Buyer at the Closing. To the Knowledge of Seller, Seller has provided to Buyer true, correct, and complete copies of all Employment Agreements, personnel policies, and employee handbooks relating to the Store Employees. To the Knowledge of Seller, neither Saks nor any of its Affiliates received prior to the closing of the Saks Transaction (in respect of the Parisian Business) a claim from any Governmental Body to the effect that it has improperly classified as an independent contractor any Person named in
Schedule 5.16(a) and since the closing of the Saks Transaction neither Seller nor any of its Affiliates have received (in respect of the Business) any such notice.

          (b) Except as disclosed on Schedule 5.16(b) of the Seller Disclosure Schedule or as has occurred in the ordinary course of business consistent with past practices, to the Knowledge of Seller, from the Financial Statements Date to the closing of the Saks Transaction, neither Saks nor any of its Affiliates, and since the closing of the Saks Transaction, neither Seller nor any of its Affiliates has: (i) increased in any material respect the compensation payable or to become payable to or for the benefit of any Store Employees, (ii) provided any Store Employees with any material increase in security or tenure of employment, (iii) increased in any material respect the amount payable to any Store Employees upon the termination of such persons' employment, or (iv) increased, augmented or improved in any material respect the benefits granted to or for the benefit of any Store Employee under any bonus, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement, in each case, except as may be required under existing agreements.

          (c) During the three-year period preceding the date of this Agreement, except as disclosed in Schedule 5.16(c), to the Knowledge of Seller::

               (i) none of the Store Employees has been, or is currently, represented by a labor organization or group that was either certified or voluntarily recognized as an exclusive bargaining representative by any Governmental Body, including the National Labor Relations Board, and neither Saks nor any of its Affiliates was, and neither Seller nor any of its Affiliates has been or is, a signatory to a collective bargaining agreement with any trade union, labor organization, or labor group related to the operations of the Business;

               (ii) no labor dispute, walk out strike, slowdown, hand billing, picketing, or work stoppage (sympathized or otherwise) involving Store Employees has occurred, is in progress, or has been threatened;

               (iii) neither Saks nor any of its Affiliates was, and neither Seller nor any of its Affiliates has been or is, (in respect of the Business) a state or federal contractor obligated to develop and maintain an affirmative action plan; and

               (iv) Saks and its Affiliates were, and Seller and its Affiliates are, in compliance in all material respects with all Labor Laws applicable to the operations of the Business.

          (d) Except as set forth in Schedule 5.16(d) of the Seller Disclosure Schedule, to the Knowledge of Seller, no union or similar organization represents any Store Employees and no such organization is attempting to organize such employees.

          (e) To the Knowledge of Seller, except as set forth in Schedule 5.16(e) of the Seller Disclosure Schedule, no Store Employee is a party to any employment or other agreement with Seller or any of its Affiliates that entitles him or her to material compensation or other material consideration (other than any retention agreements that do not involve payments by Buyer to any such Store Employee after the Closing).

     Section 5.17 Sufficiency of Assets. The Assets constitute all of the assets necessary and sufficient to operate the Business as conducted by Seller and its Affiliates as of the date of this Agreement and by Saks and its Affiliates at the closing of the Saks Transaction other than (a) assets that, individually and in the aggregate, are not material to the Business, (b) assets, properties and rights that are used by Saks to provide services pursuant to the Saks Transition Services Agreement, (c) assets, properties and rights that are used by Seller to provide services pursuant to the Transition Services Agreement, (d) Software subject to the Saks Software License Agreement, (e) trademarks and service marks subject to the IP License Agreement, (f) assets, properties or rights that are used by Saks to perform its obligations under the Saks Private Brands Agreement,
(g) assets, properties or rights that are used by Seller to perform its obligations under the Private Brands Agreement, (h) the merchandise, fixtures, furniture, equipment and other assets owned by the "Licensee" (as such term is defined in the Club Libby Lu Agreement) and used in connection with the Club Libby Lu departments in the Stores; (i) the shared contracts, agreements and arrangements identified by category in Schedule 5.17; and (j) those Excluded Assets listed in subparagraphs (i) through (xix) of Section 2.1(b). Nothing in this Section 5.17 constitutes an additional representation or warranty with respect to title to or the condition of any assets or properties (whether real or personal, tangible or intangible, owned, leased or held under license), any and all representations or warranties with respect to which are set forth in other sections of this Article V.

     Section 5.18 No Brokers. No broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

     Section 5.19 No Investigation by Buyer. Notwithstanding anything to the contrary in this Agreement, no investigation by Buyer or its agents or representatives shall affect the representations and warranties of Seller under this Agreement or contained in any other writing to be furnished to Buyer in connection with the transactions contemplated hereunder.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

     Section 6.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer has the corporate power and corporate authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

     Section 6.2 Authority of Buyer; Conflicts.

          (a) Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer's board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by Seller, where Seller is a party, and any other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject, in the case of this Agreement and each of the Buyer Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

          (b) The execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Buyer, the consummation of any of the transactions contemplated hereby or thereby by Buyer and compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Buyer will not:

               (i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 6.2(b)(ii), result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under

     (1) the Certificate of Incorporation or bylaws of Buyer, (2) any note, instrument, contract, agreement, mortgage, lease, franchise or financial obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which it is bound or (4) any Requirements of Law affecting Buyer, other than, in the case of clauses (2), (3) and (4) above, any such breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, or

               (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Governmental Body, except for (1) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (2) such consents, approvals, filings and notices as may be required under any Requirements of Law with respect to environmental matters pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, (3) such filings as may be required in connection with the Taxes described in Section 8.2(a)(iv) and (4) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     Section 6.3 No Violation, Litigation or Regulatory Action.

          (a) There are no lawsuits, claims, suits, proceedings or investigations pending (with respect to which Buyer has been served or otherwise notified) or, to the Knowledge of Buyer, threatened against Buyer or its subsidiaries that would, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          (b) There is no action, suit or proceeding pending or, to the Knowledge of Buyer, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

          (c) There are no outstanding consent orders, unsatisfied judgments or decrees that would, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     Section 6.4 Financing. Buyer has (or will have at Closing) sufficient funds available for it to pay the Purchase Price.

     Section 6.5 No Brokers. No broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

                                   ARTICLE VII
                        ACTION PRIOR TO THE CLOSING DATE

          The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

     Section 7.1 Access to Information. Subject to Section 8.8, Seller shall afford to the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties and business and financial records (including computer files, retrieval programs and similar documentation) relating to the Stores to the extent reasonably necessary for Buyer to operate the Stores after the Effective Time and shall furnish to Buyer or its authorized representatives such additional information relating to the Stores as shall be reasonably requested; provided, however, that neither Buyer nor any of its officers, employees, agents or representatives shall have access to any personnel of the Stores or any other businesses of Seller or any of their Affiliates other than the persons identified in Schedule 7.1 without Seller's prior written consent, which shall not be unreasonably withheld or delayed. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller or its Affiliates.

     Section 7.2 Notifications. Each of Buyer and Seller shall notify the other promptly after it has Knowledge of:

          (a) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement;

          (b) any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against any of Seller or its Affiliates or the Assets, the Stores or Buyer, as the case may be, that would have been listed in the Seller Disclosure Schedule (without giving effect to any materiality or Material Adverse Effect qualifiers therein) if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof;

          (c) any changes or events relating to the Stores that, individually or in the aggregate, have a Material Adverse Effect;

          (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

          (e) the damage or destruction by fire or other casualty of any material portion of the Assets or in the event that any material portion of the Assets becomes the subject of any proceeding or, to the Knowledge of Seller or Buyer, as the case may be, threatened proceeding for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action;

provided, however, that if a party fails to notify the other party under this
Section 7.2, (x) such non-breaching party shall only be entitled to seek indemnification for breach of this Section 7.2 if and to the extent such non-breaching party is otherwise entitled to indemnification pursuant to Section 11.1(a)(i) for breach of a representation and warranty and the limits set forth in Section 11.1(a) shall apply to any such indemnification and (y) a failure to comply with this Section 7.2 shall not cause the failure of any condition set forth in Articles IX or X to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Articles IX or X to be satisfied. Each party acknowledges that the other party does not and will not waive any rights it may have under this Agreement as a result of receiving such notifications.

     Section 7.3 Consents of Third Parties; Governmental Approvals.

          (a) During the period prior to the Closing Date, subject to Section 7.6(b), Buyer shall act diligently and reasonably, and Seller, upon the request of Buyer, shall use its commercially reasonable efforts to obtain, and to cooperate with Buyer to obtain, any consents, waivers and approvals of any third party (including any Governmental Body) required to be obtained to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, such action shall not include any requirement of Seller or Buyer or any of their respective Affiliates to pay money to any third party, commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or liability (in each case financial or otherwise) to any third party (including any Governmental Body); provided, further, that prior to Closing neither Buyer nor its officers, employees or authorized representatives may contact any customer, supplier, lessor or other third party (other than any Governmental
Body) in connection with any such consent without providing Seller with advance notice and a commercially reasonable opportunity to participate in any such contact.

          (b) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from all Governmental Bodies and making all necessary registrations and filings (including filings with Governmental Bodies) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered into by any court or other Governmental Body vacated or reversed, (iii) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Body and of any material communication received or given in connection with any proceeding by a private party relating to the transactions contemplated by this Agreement, in each case regarding any of the transactions contemplated hereby, (iv) permitting the other party to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Body relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Body or private party), and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Body without the consent of the other party to this Agreement, which consent will not be unreasonably withheld or delayed.

     Section 7.4 Operations Prior to the Closing Date.

          (a) Seller shall use its commercially reasonable efforts to, and to cause its Affiliates to, operate and carry on the Business in the ordinary course and substantially as operated immediately prior to the date of this Agreement. Consistent with the foregoing, Seller shall use its commercially reasonable efforts to, and shall cause its Affiliates to, use their commercially reasonable efforts consistent with good business practice to, preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business.

          (b) Notwithstanding Section 7.4(a), except as set forth in Schedule
7.4 of the Seller Disclosure Schedule, except as contemplated by this Agreement or except with the express written approval of Buyer (which Buyer agrees shall not be unreasonably withheld or delayed), Seller shall not, and shall cause its Affiliates not to, with respect to the Business and the conduct and occupancy of the Stores:

               (i) make any material change in the Business or the operations of the Business, except such changes as may be required to comply with any applicable Requirements of Law;

               (ii) purchase or otherwise acquire any assets or make any capital expenditures, in each case that are material, individually or in the aggregate, to the Business (other than (A) purchases of inventory in the ordinary course of business consistent with past practice, (B) capital expenditures contemplated by the fiscal 2006 capital budget for the Business made available to Buyer, (C) capital expenditures required under any Real Estate Agreement or Lease Agreement for capital improvements that are not controlled exclusively by Seller or its Affiliates, (D) capital expenditures required by any Governmental Body and (E) such capital expenditures not covered by clauses (A) through (D) above that do not exceed $10,000 in the aggregate);

               (iii) exercise any option to extend a lease listed on Schedule 5.7(a)(i);

               (iv) grant any Encumbrance with respect to any assets of the Business, in each case other than Permitted Encumbrances and Permitted Real Property Exceptions;

               (v) transfer any material assets (other than cash in excess of that required by Section 2.1(a)(xiv) prior to the Effective Time) of the Business to any other part of the Parisian Business or any other Person;

               (vi) institute any material increase in the benefits available under any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to any Store Employees, other than as expressly required by the terms of any such plan as in effect on the date of this Agreement or Requirements of Law;

               (vii) grant to any Store Employee any material increase in compensation or other benefits (excluding any retention agreements that do not involve payments by Buyer to any such Store Employee after the Closing) except as may be required under existing agreements or in the ordinary course of business consistent with past practice;

               (viii) enter into or amend any collective bargaining agreement;

               (ix) acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any business or any corporation, partnership, association or other business organization or division thereof (other than Seller's purchase of the stock of the Companies and the subsequent merger of one or more of the Companies with and into Seller);

               (x) sell or otherwise dispose of any assets (including any transfer or other disposition of assets to any other portions of the Parisian Business) that are material, either individually or in the aggregate, to the Business (other than sales of inventory in the ordinary course of business consistent with past practice);

               (xi) materially adversely modify or amend any Business Agreement (other than the Partridge Creek Amendment);

               (xii) intentionally waive in writing any right of any material value of or with respect to the Business;

               (xiii) enter into any material agreement, contract or arrangement with any of its Affiliates relating to the Business (other than the Partridge Creek Amendment) unless such agreement terminates as of the Closing Date;

               (xiv) create any new gift certificate, gift card, merchandise voucher, coupon or refund program for the Business or amend in any material respect the Seller Gift Programs, in each case, other than in the ordinary course of business consistent with past practice;

               (xv) create any new return policy for merchandise purchased from the Business or amend in any material respect the Seller Return Policies;

               (xvi) except as permitted by Schedule 7.4(b)(xvi) or as permitted by the Private Brands Agreement, on behalf of the Business (A) place any orders (other than fill-in or replenishment orders) for products bearing a Private Brand (as defined in the Private Brands Agreement) or (B) place any fill-in or replenishment orders for products bearing a Private Brand (as defined in the Private Brands Agreement); or

               (xvii) agree to do any of the foregoing.

          (c) Without the prior written consent of Buyer, which consent will not be unreasonably withheld, Seller shall not amend, supplement or otherwise modify the Stock Purchase Agreement in any manner that would reasonably be expected to have an adverse effect on the Business, the Assets or the Assumed Liabilities.

     Section 7.5 Ancillary Agreements.

          (a) At the Closing, Buyer shall enter into an agreement with Seller substantially in the form of Exhibit Q providing for certain transition services by Seller and its Affiliates for Buyer and its Affiliates after the Effective Time (the "Transition Services Agreement").

          (b) At the Closing, Buyer and Seller shall enter into an agreement substantially in the form of Exhibit R providing for Seller's license of certain trademarks and service marks to Buyer after the Effective Time (the "IP License Agreement").

          (c) At the Closing, Buyer shall enter into an agreement with Seller substantially in the form of Exhibit S, providing for the purchase by Buyer of private brands after the Effective Time (the "Private Brands Agreement").

          (d) At the Closing, Buyer shall enter into an agreement with GE Money Bank, in a form reasonably satisfactory to Buyer, Seller and GE Money Bank, providing for the use of the Parisian credit card at the Effective Time (the "Credit Card Agreement").

     Section 7.6 Private Brands.

          (a) During the period prior to the Effective Time, Seller shall cooperate in good faith with Buyer in Buyer's efforts to obtain consents from owners or licensors of Private Brands (as defined in the Private Brands Agreement) in connection with the transactions contemplated by the Private Brands Agreement; provided, however, that Seller and its Affiliates shall not have any obligation to pay money or grant any accommodation to any third party in order to obtain such consents.

          (b) Prior to the Closing, Seller shall cooperate in good faith with Buyer in Buyer's effort to obtain such agreements with third-party vendors as are necessary to enable Seller to deliver Products (as defined in the Private Brands Agreement) to Buyer; provided, however, that Seller and its Affiliates shall not have any obligation to pay money or grant any accommodation to any third party in order to enter into such agreements.

          (c) Buyer acknowledges that a draft of Schedule 1 of the Private Brands Agreement will be delivered within two (2) days of the date hereof based on information then readily available to Seller. Prior to the Closing Date or as promptly as practicable thereafter, Schedule 1 of the Private Brands Agreement will be finalized by Seller to reflect new order and fill-in orders placed (in each case, subject to Section 6.4(xvi)), goods received, new information obtained and other adjustments made in the ordinary course of business between the date Schedule 1 was originally prepared and the date Schedule 1 is finalized (regardless of expected delivery date).

     Section 7.7 Remittance of Cash Receipts.

          (a) Notwithstanding anything to the contrary in this Agreement, all receipts by Seller or any of its Affiliates before the Cut-Off Date, including cash (excluding Register Cash and Partridge Creek Contributions), checks and bank drafts (whether cleared before or after the Effective Time), and proceeds from third-party credit card or debit card transactions (whether posted before or after the Effective Time) shall be excluded from the transactions contemplated hereby, and to the extent received by Buyer, Buyer shall cause payment in an aggregate amount equal to such receipts to be made to Seller promptly after Seller makes demand therefor; provided, however, that (i) this
Section 7.7 shall not affect Accounts and account receivables owned by GE Money Bank and (ii) Seller shall cause Buyer to be in possession of the Register Cash at the opening of the Stores as of the Cut-Off Date.

          (b) Buyer and Seller acknowledge that the Stores may have cash, checks and bank drafts on hand greater or less than Register Cash as of the Effective Time. Seller will determine as soon as practicable in accordance with its standard cash accounting procedures the actual amount of cash, checks and bank drafts in the Stores as of the Effective Time and provide Buyer notice of such amounts. Without in any way limiting Seller's or Buyer's rights under Section 7.7(a), Buyer and Seller will settle via wire transfer of immediately available funds within two business days after such notice (including documentation to support Seller's determination) is given by Seller to Buyer any variance from the Register Cash.

     Section 7.8 Software Issues. Prior to the Closing, Seller and Buyer shall use commercially reasonable efforts to cooperate to obtain written consents and acknowledgements from each third-party licensor of each piece of Software that may be required in order to evidence that Buyer has or will have by the Closing either a license with such third-party licensor or a sublicense under the Transition Services Agreement sufficient to allow Buyer to use such Software during the term set forth in the Transition Services Agreement and, with respect to the Software identified in Schedule 7.8, to allow Seller and its Affiliates to sell, transfer, convey and deliver to Buyer all Equipment upon which such Software is loaded without obligating Seller or its Affiliates to remove such Software from such Equipment prior to the sale, transfer, conveyance and delivery thereof; provided, however, that neither Buyer, Seller nor any of their respective Affiliates shall have any obligation to pay money or grant any accommodation to any third party in order to obtain any such consents and acknowledgements. With respect to any item identified in Schedule 7.8 for which the applicable third-party licensor would not provide such consents and acknowledgements prior to the Closing, Seller and its Affiliates shall have the right to remove such identified Software from Equipment prior to the Closing Date; provided, however, that, subject to the proviso in the preceding sentence, Seller and its Affiliates shall use commercially reasonable efforts to make the benefits of such Software license agreements available to Buyer. To the extent that Buyer receives any benefit under any such Software license agreement prior to the execution of a new Software license agreement with the applicable third-party licensor that relates exclusively to the Stores, Buyer shall be responsible for any obligation under any such Software license agreement that arises in respect of such benefit received by Buyer.

     Section 7.9 No Solicitation. After the date hereof and prior to the earlier of the Closing and the date on which this Agreement is terminated, Seller shall not, nor shall it authorize or permit any of its Affiliates, advisors or agents, directly or indirectly, to (a) knowingly solicit, initiate or encourage or facilitate the making of any Asset Acquisition Proposal or (b) participate in, engage in, knowingly encourage or facilitate any discussion or negotiation regarding, or furnish to any Person any information with respect to, or knowingly take any other action to assist or facilitate any inquiries or the making of, any proposal that constitutes, or could reasonably be expected to lead to, any Asset Acquisition Proposal.

     Section 7.10 Credit Cards. Buyer acknowledges and agrees that until the Store Accounts Sale Date GE Money Bank shall own all Accounts and related receivables and account documentation with respect to the Stores (other than the Customer Information) (collectively, the "Store Accounts") under the terms of the Program Agreement. As promptly as practicable after the Cut-Off Date, Buyer shall enter into the Credit Card Agreement with GE Money Bank to govern the terms of use of Store Accounts with respect to the Stores until the date of consummation of the sale of the Accounts to HSBC Bank Nevada, N.A. ("HSBC") or another third party (the date of such sale is referred to herein as the "Store Accounts Sale Date"), or such other date as may be agreed by Seller, Buyer and GE Money Bank. As promptly as practicable after the Cut-Off Date, Buyer shall use its commercially reasonable efforts to cause HSBC to enter into an agreement to purchase the Store Accounts from GE Money Bank on such terms as shall be agreed between HSBC and GE Money Bank and that are acceptable to Buyer (the "Store Accounts Sale"), with a closing of the Store Accounts Sale to occur as promptly as practicable after the Buyer POS Date. In the event that HSBC does not enter into a binding commitment to purchase the Accounts on or before December 31, 2006, then Buyer shall, by written notice to Seller within ten (10) days after December 31, 2006, elect to either (x) purchase the Store Accounts from GE Money Bank for a purchase price to be agreed between Buyer and GE Money Bank, (y) arrange for the sale of the Store Accounts to another third party on terms acceptable to GE Money Bank or (z) notify Seller that it will not purchase, or arrange for a third party to purchase, the Store Accounts. If Buyer fails to deliver such notice by such date, Buyer shall be deemed to have made the election provided in clause (z) of the preceding sentence. If the Accounts are purchased by HSBC, Buyer or any third party other than HSBC, Buyer shall pay or cause to be paid to Seller on the Store Accounts Sale Date or, if the Store Accounts are purchased by Buyer, on the closing date of such purchase, an amount to be agreed between Buyer and Seller prior to November 30, 2006. Buyer agrees that in the event that Buyer and Seller fail to agree on the amount of the additional payment contemplated by the preceding sentence on or before November 30, 2006, Buyer shall be deemed to have made the election provided in clause (z) of the second preceding sentence. Buyer and Seller agree to negotiate in good faith to reach agreement on the amount of such additional payment on or before November 30, 2006.

     Section 7.11 Completion of Transition Services Agreement Annexes. The parties will negotiate in good faith to reach agreement as promptly as practicable after the date hereof, and prior to the Cut-Off Date, on the final form of Annex A and Annex B to the Transition Services Agreement.

     Section 7.12 Completion of Grant Deed. The parties will negotiate in good faith to reach agreement as promptly as practicable, but prior to the Cut-Off Date, on the final form of the Grant Deed for the Owned Real Estate.

                                  ARTICLE VIII
                              ADDITIONAL AGREEMENTS

     Section 8.1 Use of Names.

          (a) Except as contemplated by the IP License Agreement, Seller is not conveying ownership rights or granting Buyer a license to use any of the tradenames, service marks or trademarks of Seller or any Affiliate of Seller (collectively, the "Retained Names and Marks") and, after the Closing, Buyer shall not use in any manner the names or marks of Seller or any Affiliate of Seller or any word that is similar in sound or appearance to such names or marks, except as provided in this Section 8.1 or in the IP License Agreement. In the event Buyer or any Affiliate of Buyer violates any of its obligations under this Section 8.1 or the IP License Agreement, Seller and its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a violation of this Section
8.1 may cause Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Buyer therefore agrees that in the event of any actual or threatened violation of this Section 8.1, Seller and each of its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 8.1 or the IP License Agreement, without the necessity of posting a bond.

          (b) [Intentionally Blank]

          (c) [Intentionally Blank]

          (d) Buyer shall have the right to exhaust all inventories of finished products included in the Assets that contain as part of the physical products themselves (e.g., embroidered on a shirt or a label on a shirt, but not product packaging covered by clause (c) above) any of the Retained Names and Marks, provided that Buyer shall use all commercially reasonable efforts to dispose of such finished products promptly after the Cut-Off Date, except as otherwise contemplated by the IP License Agreement.

          (e) Other than as permitted in clause (d) above, and except as set forth in the IP License Agreement, Buyer shall not use, without the prior written consent of Seller, any of the Retained Names and Marks (or anything confusingly similar thereto) in any manner whatsoever.

     Section 8.2 Tax Matters.

          (a) Liability for Taxes.

               (i) Seller shall be liable for and pay, and agrees to indemnify and hold harmless each Buyer Group Member from and against, any and all Taxes imposed with respect to the Stores, the Assets, the Business and the Assumed Liabilities for any taxable year or period that ends on or before the Cut-Off Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Cut-Off Date. Seller shall be entitled to any refund of (or credit for) Taxes for which it is liable under this Agreement.

               (ii) Buyer shall be liable for and pay, and agrees to indemnify and hold harmless each Seller Group Member from and against, any and all Taxes imposed with respect to the Stores, the Assets, the Business and the Assumed Liabilities for any taxable year or period that begins after the Cut-Off Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Cut-Off Date. Buyer shall be entitled to any refund of (or credit for) Taxes for which it is liable under this Agreement.

               (iii) For purposes of Sections 8.2(a)(i) and (ii), any Straddle Period shall be treated on a "closing of the books" basis as two partial periods, one ending on the Cut-Off Date and the other beginning immediately after the Cut-Off Date; provided, however, that Taxes imposed on a periodic basis shall be allocated pro rata on a daily basis. Notwithstanding the preceding sentence, if the transactions contemplated by this Agreement result in the reassessment of the value of any of the Assets for property Tax purposes, or the imposition of any property Taxes on such Assets at a rate that is different than the rate that would have been imposed if such transactions had not occurred taking account of any changes in rate arising from consummation of the Saks Transaction, then (y) the portion of such property Taxes for the portion of such Straddle Period ending on the Cut-Off Date shall be allocated pro rata on a daily basis, using the assessed value and Tax rate that would have applied had such transactions not occurred, and (z) the portion of such property Taxes for the portion of such Straddle Period beginning immediately after the Cut-Off Date shall be the total property Taxes for such Straddle Period minus the amount described in clause (y).

               (iv) Notwithstanding anything herein to the contrary, Buyer agrees to pay, and agrees to indemnify and hold harmless each Seller Group Member from and against, 50% of any and all real property transfer or gains Taxes, sales Taxes, use Taxes, stamp Taxes, stock transfer Taxes or other similar Taxes imposed on the transactions contemplated by this Agreement (collectively, "Transfer Taxes") and Seller agrees to pay, and agrees to indemnify and hold harmless each Buyer Group Member from and against 50% of any and all Transfer Taxes.

          (b) Tax Returns.

               (i) Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Stores and the Assets for periods (or portions thereof) ending on or before the Closing Date and Seller shall remit, or cause to be remitted, any Taxes shown to be due in respect of such Tax Returns. Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Stores and the Assets, and Buyer shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns. Buyer shall reimburse Seller for those federal and applicable state income taxes actually paid by Seller with respect to items of income, gain, loss, deduction and credit with respect to the Business and the Assets realized during the period between the Cut-Off Date and the Closing. Seller or Buyer shall pay the other party for the Taxes for which Seller or Buyer, respectively, is liable pursuant to Section 8.2(a) but which are payable with any Tax Return to be filed by the other party pursuant to this Section 8.2(b) upon the written request of the party entitled to payment, setting forth in reasonable detail the computation of the amount owed by Seller or Buyer, as the case may be, but in no event earlier than 10 business days prior to the due date for paying such Taxes.

               (ii) None of Buyer or any Affiliate of Buyer shall amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Stores, the Business or the Assets for any period ending on or prior to the Cut-Off Date (or with respect to any Straddle Period) without the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed.

          (c) Bulk Sales Laws. Buyer hereby waives compliance by Seller, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk transfer laws; provided, however, that Seller shall indemnify and hold harmless Buyer and all other Buyer Group Members from any Losses arising out of or relating to the failure to comply with provisions of any applicable bulk transfer laws.

          (d) Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):

               (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with
     Section 8.2(b);

               (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns that are required to be filed by or with respect to the Stores or the Assets;


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

               (iii) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes imposed with respect to the Stores, the Assets or the Assumed Liabilities;

               (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes for which the other may have a liability under this Section 8.2;

               (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such Tax;

               (vi) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.2(a)(iv) (relating to sales, transfer and similar Taxes); and

               (vii) timely provide to the other party powers of attorney or similar authorizations necessary to carry out the purposes of this Section 8.2.

     Section 8.3 Employees and Employee Benefits.

          (a) Offers of Employment. The employment of all Store Employees, other than those on medical, disability, family or other leave of absence (collectively, the "On Leave Employees"), will be terminated by Seller effective immediately prior to the Effective Time. Buyer will offer employment effective as of the Effective Time to all such Store Employees. In addition, any On Leave Employee who reports to work and is capable of performing the essential functions of his or her employment functions will be offered employment by Buyer effective as of the time such On Leave Employee reports to work if he or she reports to work on or prior to the end of the period through which Seller would be required under applicable law to offer to re-employ such On Leave Employee. Within two (2) business days after the date hereof, Seller will provide to Buyer a list showing the names of each then Store Employee who as of the latest date such information is readily available is on leave of absence, and such list shall be updated as of the Closing Date. The offers of employment to be made by Buyer effective as of the Effective Time to each Store Employee shall in each case include base wages and a job description which are at least comparable to his or her base wages and job description immediately before the Effective Time. The employees who accept such offers of employment are referred to as "Transferred Employees." Nothing in this Section 8.3(a) shall obligate Buyer to continue the employment of any such Transferred Employee for any specific period or at any specific level of compensation or responsibilities.

          (b) Retention Bonuses. The parties acknowledge and agree that Buyer shall not assume any obligation or responsibility of Seller or any Affiliates of Seller to pay any retention bonus called for under Schedule 5.16(e) of the Seller Disclosure Schedule or otherwise with respect to Store Employees.


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

          (c) Buyer's Employee Benefit Plans Generally.

               (i) As of the Effective Time, Buyer shall make available to each Transferred Employee benefits that Buyer reasonably determines are at least comparable, in the aggregate, to the benefits that Buyer makes available to employees of Buyer who perform comparable services or undertake comparable responsibilities for Buyer.

               (ii) After the Effective Time, except as otherwise expressly provided in this subsections of this Section 8.3, Buyer shall give each Transferred Employee service credit under Buyer's Pension Plans and Welfare Plans (collectively, "Buyer's Plans") and personnel policies that cover the Transferred Employee, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for the Transferred Employee's service with Saks and Seller and their Affiliates prior to the Effective Time on the same basis as Buyer credits service for its own employees and, with respect to Buyer's Welfare Plans, to the extent permitted by Buyer's Welfare Plans, shall allow such Transferred Employees to participate in each such Welfare Plan of Buyer without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Transferred Employee by the corresponding Welfare Plans of Seller in which such Transferred Employee was a participant immediately prior to the Effective Time. To the extent any Transferred Employee or eligible dependent of any Transferred Employee is hospitalized as of the Effective Time under any Seller Plan providing medical benefits, such person will continue to be covered under the medical coverage provided by such Seller Plan until the date such Transferred Employee or such eligible dependent is released from the hospital.

               (iii) Except as provided in paragraph (i) below, no portion of the assets of any trust or other fund maintained by Seller for the purpose of paying benefits under any Seller Plans will be transferred to Buyer or any Buyer's Plan.

          (d) Severance Benefits. If any Transferred Employee is involuntarily terminated by Buyer in the Seller's fiscal year that includes the Cut-Off Date, Buyer will provide to the Transferred Employee severance under a Buyer's Plan in an amount that is at least equal to the severance pay and other benefits specified in Schedule 8.3(d) of the Seller Disclosure Schedule. Buyer and Seller agree that, with respect to any Store Employee terminated by Seller pursuant to
Section 8.3(a), Seller will be responsible for severance for such employee under
Section 8.3(d)(i) unless Buyer's offer of employment does not satisfy the requirements of Section 8.3(a), in which event Buyer will be obligated to pay any severance with respect to such Store Employee as a result of such termination by Seller.

          (e) Vacation Pay and Holidays. Buyer shall credit to each Transferred Employee all unpaid vacation and holiday pay for calendar year 2006 that the Transferred Employee is entitled to use for calendar year 2006 but has not used as of the Effective Time and shall assume all Seller's liability to each Transferred Employee with respect to such unpaid vacation and holiday pay; provided, however, that no credit under this Section 8.3(e) shall duplicate credit under Section 8.3(c); provided, further, however, that if the Cut-Off Date occurs


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

on or after October 28, 2006, then Buyer shall not credit any unpaid vacation pay for calendar year 2006. Buyer and Seller acknowledge and agree that in accordance with Buyer's policies, no Store Employees shall be entitled to use any accrued vacation time during the months of November and December and that any unused vacation time will be forfeited, and Buyer shall have no obligation to make any payment in respect thereof, at the end of the calendar year.

          (f) Post-Leave Employment. (i) As between Buyer and Seller, Seller and the Seller Plans shall retain the liability for all long-term disability benefits payable to any Store Employee who is receiving or is entitled to receive long-term disability benefits under the terms of any Seller Plan at the Effective Time and shall continue to provide such benefits in accordance with the terms of such plan until the Store Employee is no longer eligible for such benefits, (ii) Buyer or a Buyer's Plan shall provide short-term disability benefits to any Store Employee who is receiving or is eligible for such benefits under a Seller Plan at the Effective Time until the date such Transferred Employee would no longer be eligible for such benefits under such Seller Plan or the date on which the Transferred Employee qualifies for long-term disability benefits under a Seller Plan, whichever comes first, and, if such a Transferred Employee qualifies for long-term disability benefits under a Seller Plan, Buyer shall provide such long-term disability benefits to such Transferred Employee under Buyer's Plans and (iii) Buyer's Plans will govern the determination of what, if any, short-term and long-term disability benefits will be paid to any Transferred Employee whose disability occurs after the Effective Time (or which reoccurs after the Effective Time). If any Transferred Employee is on any form of leave of absence on the Effective Time (including any leave subject to the Family and Medical Leave Act of 1993 or comparable state law), Buyer shall reinstate such Transferred Employee to active employment upon the expiration of the leave to the extent such reinstatement is required by any applicable law or regulation or by Buyer's personnel policies and shall satisfy any other obligation with respect to such Transferred Employee as required under any applicable law or regulation or Buyer's personnel policies.

          (g) Medical and Dental Plan Liabilities. Seller shall, or shall cause the applicable Seller Plan to, pay any benefits or expenses covered by the group medical and dental plans included within such Seller Plan that were incurred with respect to services performed for any Transferred Employee or any dependent of any Transferred Employee prior to the effective time of such Transferred Employee's employment with Buyer but have not been paid by such Seller Plan prior to such effective time. Buyer shall, or cause the applicable Buyer's Plan to, assume and pay any medical or dental benefits covered under the applicable Buyer Plan that are incurred with respect to services performed for any Transferred Employee or any Transferred Employee's dependents after the effective time of such Transferred Employee's employment by Buyer.

          (h) COBRA Coverage. Effective as of the Effective Time, Buyer shall provide (or cause a Buyer's Plan to provide) all entitlements under Code Section 4980B, Part 6 or 7 of Title I of ERISA or any similar state law (collectively, "COBRA") to Transferred Employees and eligible dependents of Transferred Employees with respect to any event that requires the provision of such entitlements and which occurs after the Effective Time. Seller shall provide (or cause the applicable Seller Plan to provide) all entitlements under COBRA to Store Employees and eligible dependents of Store Employees with respect to any event which


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

requires the provision of such entitlements and which occurs on or before the Effective Time, including termination of employment as contemplated by the first sentence of Section 8.3(a). Buyer and Seller agree that, with respect to COBRA, Buyer is not a successor employer, and all COBRA obligations arising prior to or as of the Closing Date with respect to Store Employees shall be, as between Buyer and Seller, the responsibility of Seller, and continuation of group health coverage as may be required under COBRA shall be provided under one or more Seller Plans.

          (i) Flexible Spending Accounts. Buyer will credit each Transferred Employee (collectively the "Flex Participants") under a health care and dependent care flexible spending account plan or plans maintained by Buyer ("Buyer's Flex Plans") with a balance (positive or negative) as of the Cut-Off Date equal to the balance credited to the individual under Seller's applicable health care and dependent care flexible spending account plans ("Seller's Flex Plans") as of the Cut-Off Date ("Aggregate Flex Plan Balances"), and will reimburse each such individual for expenses incurred during the current plan year of such Seller's Flex Plans (whether incurred before or after the Cut-Off
Date) that had not been reimbursed under such Seller's Flex Plan prior to the Cut-Off Date (to the same extent such eligible expense would have been reimbursable under such Seller's Flex Plan). As soon as reasonably practicable following the Cut-Off Date, Seller shall transfer assets to Buyer's Flex Plan equal to the Aggregate Flex Plan Balances and Buyer and Seller will treat the arrangement described in this Section 8.3(i) as a spin-off of the applicable portions of the Seller's Flex Plans and a merger of such portions into Buyer's Flex Plans.

          (j) Retirement and 401(k) Plans. Buyer currently maintains one or more qualified defined contribution plans ("Buyer's DC Plan") that contains all provisions necessary for the acceptance of direct rollovers (in the form of cash and notes relating to plan participant loans not in default) of "eligible rollover distributions" as defined in the Code and applicable regulations that Transferred Employees are eligible to receive from Seller's qualified defined contribution plan ("Seller's DC Plan"). Buyer's DC Plan will contain provisions to permit any such direct rollover to include the promissory note or notes representing any plan loans outstanding and not in default to the Transferred Employee under Seller's DC Plan on the date of the direct rollover, and Buyer and Seller will cooperate with each other to enable such direct rollovers to occur before such loans become defaulted. Seller agrees not to place any such loans in default for at least 90 days following the Cut-Off Date.

          (k) Workers' Compensation Liabilities. Seller shall be responsible for the cost and expense of all workers' compensation claims arising out of an injury sustained by any Store Employees prior to the Effective Time or with respect to injuries which relate to an event or circumstance or events or circumstances that straddles or straddle the Effective Time,, and Buyer shall be responsible for the cost and expense of all workers' compensation claims arising out of any injury sustained by any Transferred Employees on or after the Effective Time.

          (l) No Third Party Beneficiaries. Without limiting the generality of
Section 13.5(b), none of the preceding subsections of this Section 8.3 shall confer any rights or remedies upon any employee or former employee of Seller, the Companies or Buyer, or any of their


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

dependents, or upon any other Person other than the parties hereto and their respective successors and assigns.

     Section 8.4 Insurance; Risk of Loss. All proceeds of insurance payable that may be collected by Seller (in excess of any deductible, retention or self-insurance amount) in respect of any event that occurs on or before the Cut-Off Date, to the extent that the proceeds are for damaged properties or assets that constitute Assets, shall be (a) retained by Seller to the extent that Seller has repaired, restored or paid for such damage or (b) paid to Buyer at or following the Closing to the extent that Seller has not repaired, restored or paid for such damage. To the extent that after the Closing Seller requires any information regarding claim data, payroll or other information in order to make any filing required with insurance carriers or self insurance regulators, Buyer will promptly supply such information.

     Section 8.5 Consents. Buyer acknowledges that (i) certain consents (including consents contingent on the fulfillment of certain conditions), approvals, waivers, agreements, or actions of, or (with or without lapse of time) notice to, third parties relating to the transactions contemplated by this Agreement may be required under instruments, contracts, commitments, agreements or arrangements (including the Leasehold Interests and Real Estate Agreements) (the "Required Consents"), which Required Consents have not been obtained or are themselves subject to conditions not fulfilled as of the Closing, and (ii) certain governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights may be required in order for Buyer to operate the Stores and own the Assets following the Cut-Off Date in the same manner in which the Stores were operated and the Assets were owned prior to the Cut-Off Date. Except as otherwise expressly provided in
Section 2.2 or this Section 8.5 and subject to compliance with Sections 2.2 and
7.3 and this Section 8.5, Seller and its Affiliates shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any Required Consents or any such governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights that may be required. Subject to Seller's compliance with Sections 2.2 and 7.3 and this Section 8.5, no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (A) the failure to obtain any such Required Consents or any such governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights or (B) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Required Consents or any such governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights; provided, however, that nothing stated herein shall supersede the conditions set forth in Sections 9.1, 9.2, 9.4, 10.1 and 10.2 or the obligations of Seller under Section 2.2 or 7.3 or this Section 8.5. At the request of Buyer, subject to Section 7.6, Seller shall use its commercially reasonable efforts to obtain, and cooperate with Buyer in any reasonable manner in connection with Buyer obtaining, any Required Consents and any governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights; provided, however, that such action shall not include any requirement of Seller or any of its Affiliates to commence or participate in any litigation, make any payments or offer or grant any accommodation or undertake any liability or obligation (in each case financial or otherwise) to any third party (including any Governmental


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

Body) unless in the case of any cost or expense incurred by Seller or any of its Affiliates, Buyer agrees to reimburse Seller for such cost or expense arising from any action by Seller or such Affiliate requested by Buyer.

     Section 8.6 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

     Section 8.7 Gift Cards, Etc; Return Policies.

          (a) Following the Cut-Off Date, Buyer shall honor during the ninety
(90) days after the Cut-Off Date all Parisian gift cards (excluding certificates described in Section 8.7(d) below) issued by Saks or Seller prior to the Cut-Off Date (the "Outstanding Gift Cards"). Seller shall refund to Buyer the amount redeemed on any Outstanding Gift Card honored by Buyer at a Store during such period; provided that if the Store Account Sale does not occur prior to the date which is one hundred twenty (120) days after the Cut-Off Date, Buyer shall, promptly upon demand of Seller, refund to Seller all amounts paid by Seller to Buyer in respect of Outstanding Gift Cards. Seller shall have no obligation to refund to Buyer the amount of any Outstanding Gift Card honored by Buyer at any time after ninety (90) days after the Cut-Off Date and Buyer shall have no obligation to honor any Outstanding Gift Card at any time after ninety (90) days after the Cut-Off Date.

          (b) Following the Cut-Off Date, Buyer shall not have any obligation to honor any Parisian gift card (excluding certificates described in Section 8.7(d) below) issued by Seller on or after the Cut-Off Date. To the extent that Buyer honors at any Store during the period from and after the Cut-Off Date through December 31, 2007 any Parisian gift card issued by Seller on or after the Cut-Off Date, Seller shall refund to Buyer the amount redeemed on such Parisian gift card.

          (c) Following the Cut-Off Date, Seller shall not have any obligation to honor any Parisian gift card issued by Buyer on or after the Cut-Off Date. To the extent that Seller honors at any Parisian Store during the period from and after the Cut-Off Date through December 31, 2007 any Parisian gift card issued by Buyer on or after the Cut-Off Date, Buyer shall refund to Seller the amount redeemed on such Parisian gift card.

          (d) Following the Cut-Off Date, Buyer shall honor, in accordance with their respective terms, all reward certificates issued by Saks or Seller pursuant to the Parisian Signature Rewards Program which are earned by Parisian customers through the end of the calendar quarter that includes the Buyer POS Date. The Signature Reward Program shall apply to the Stores in the same manner as the Signature Reward program applies to the Parisian Stores. Buyer shall not be obligated to honor any reward certificate issued by Seller pursuant to the Parisian Signature Rewards Program which is earned by a Parisian customer in respect of any calendar quarter after the calendar quarter that includes the Buyer POS Date. Seller shall have


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

no obligation to refund to Buyer the amount of any reward certificate issued pursuant to the Parisian Signature Rewards Program which is honored by Buyer at a Store.

          (e) Following the Cut-Off Date, Buyer shall not have any obligation to honor any merchandise voucher purchased, issued or earned pursuant to a Saks Gift Program or Seller Gift Program. To the extent that Buyer honors any such merchandise voucher, Seller shall have no obligation to refund to Buyer the amount of any such merchandise voucher or any costs or expenses incurred by Buyer in honoring such merchandise voucher.

          (f) Following the Cut-Off Date, Seller shall not have any obligation to honor any loyalty program award, frequent shopper award, gift certificate or merchandise voucher purchased, issued or earned on or after the Cut-Off Date pursuant to a Buyer Gift Program. To the extent that Seller honors any such loyalty program award, frequent shopper award, gift certificate or merchandise voucher, Buyer shall have no obligation to refund to Seller the amount of any such loyalty program award, frequent shopper award, gift certificate or merchandise voucher or any costs or expenses incurred by Seller in honoring such loyalty program award, frequent shopper award, gift certificate or merchandise voucher.

          (g) Following the Cut-Off Date and until Buyer no longer acquires any marketing services from Seller pursuant to the Transition Services Agreement, Buyer shall honor, in accordance with their respective terms, all coupons, discounts and merchandise offers issued by Seller as part of its marketing program for the Parisian Stores and the Stores. During such period, Seller shall have no obligation to reimburse Buyer for any markdowns arising from the use of coupons, discounts or merchandise offers to acquire merchandise in the Stores. During such period, customers shall be entitled to use such coupons, discounts and merchandise offers at the Stores in the same manner as they may be used at the Parisian Stores. After Buyer ceases to acquire marketing services for the Stores pursuant to the Transition Services Agreement, Buyer shall not have any obligation to honor any coupons, discounts or merchandise offers issued by Seller as part of its marketing program for the Parisian Stores. After Buyer ceases to acquire marketing services for the Stores pursuant to the Transition Services Agreement, Buyer shall not advertise or promote as Parisian Stores any Stores operating under the Parisian name in any print, electronic or other media in markets outside the Detroit Area (as defined in the IP License Agreement). Seller shall not have any obligation to honor any coupons, discounts or merchandise offers issued by Buyer as part of its marketing program for the Stores or the Business.

          (h) As promptly as practicable after Cut-Off Date, all of the Buyer Gift Programs with respect to loyalty program awards, frequent shopper awards, gift certificates, gift cards and merchandise vouchers purchased, issued or earned in connection with the Business shall be issued in Buyer's name or shall be co-branded with Buyer's name. Buyer's name or co-brand shall be printed on the front of each loyalty program award, frequent shopper award, gift certificate, gift card, merchandise voucher and coupon. From and after the Account Sale Date, all credit cards, credit card statements and other credit card materials issued in connection with the Business shall be issued in Buyer's name or shall be co-branded with Buyer's name. From and after the Buyer POS Date, all receipts issued in the Stores shall be issued in Buyer's name or shall be co-branded with Buyer's name.


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

          (i) Following the Cut-Off Date, Buyer shall not have any obligation to honor any Saks Return Policies or Seller Return Policies with respect to products sold prior to the Cut-Off Date at any Parisian Store (including the Stores). To the extent that Buyer honors any such Saks Return Policy or Seller Return Policy, Seller shall have no obligation to refund to Buyer any costs or expenses incurred by Buyer in honoring the Saks Return Policies or the Seller Return Policies.

          (j) Following the Cut-Off Date, Seller shall not have any obligation to honor any Buyer Return Policies with respect to products sold on or after the Cut-Off Date at any Store. To the extent that Seller honors any such Buyer Return Policy, Buyer shall have no obligation to refund to Seller any costs or expenses incurred by Seller in honoring the Buyer Return Policies.

          (k) Following the Cut-Off Date, all sales of products on Parisian.com or by MTO shall credited to Seller.

          (l) If following the Cut-Off Date Buyer sells any merchandise at a Store that is the subject of a customer deposit that was made by a customer prior to the Cut-Off Date, Buyer shall promptly notify Seller and shall provide Seller with evidence reasonably satisfactory to Seller of the customer deposit that related to such sale. Upon receipt of such notice and evidence from Buyer, Seller shall promptly pay to Buyer the amount of the customer deposit relating to such sale. If following the Cut-Off Date Buyer refunds any customer deposit that was made by a customer prior to the Cut-Off Date, Buyer shall promptly notify Seller and shall provide Seller with evidence reasonably satisfactory to Seller of the refund of the customer deposit. Upon receipt of such notice and evidence from Buyer, Seller shall promptly refund to Buyer the amount of such customer deposit.

          (m) Prior to the Account Sale Date, Buyer shall not use any Customer Information provided by Seller to Buyer hereunder or pursuant to any Seller Ancillary Agreement to solicit balance transfers by any customers of the Stores from Parisian Accounts to accounts opened with Buyer.

     Section 8.8 HIPAA Confidentiality. Buyer shall enter into such confidentiality agreements with respect to all Books and Records relating to the Transferred Employees as may be required under the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder ("HIPAA"). Seller may withhold from Buyer any portions of such Books and Records that contain protected health information on Transferred Employees or their dependents to the extent Seller reasonably determines based on advice of counsel that disclosure of such information to Buyer would violate HIPAA or to the extent that Saks withholds any such Books and Records pursuant to the Stock Purchase Agreement. Seller will cooperate with Buyer to the extent that, in connection with making offers of employment to Store Employees, Buyer seeks any release of records from any Store Employee as may be required by HIPAA.

     Section 8.9 Mortgages and Other Encumbrances. Prior to Closing, Seller shall exercise its rights under the Stock Purchase Agreement to cause Saks to obtain either a release or discharge of (or obtain the commitment of a title insurance company to provide title insurance


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

over) any mortgage, deed of trust or deed to secure debt granted by Saks and encumbering Saks' interest in the Owned Real Estate. Prior to the Closing, Seller shall exercise its rights under the Stock Purchase Agreement to cause Saks to use commercially reasonable efforts to cooperate with Seller to obtain the release of (or obtain the commitment of a title insurance company to provide title insurance over) any judgment liens on Real Estate reflected in the current title commitments set forth on Schedule 1.1(c). Prior to the Closing, Seller shall exercise its rights under the Stock Purchase Agreement to cause Saks to cooperate with Seller to sign the necessary releases to obtain the release of any other Encumbrances on the Assets. Notwithstanding anything to the contrary contained herein, the failure to obtain any release, discharge or commitment pursuant to this Section 8.9 shall not be a condition to Buyer's obligation to consummate the transactions contemplated by this Agreement; provided, however, that nothing stated herein shall supersede the conditions set forth in Sections 9.1, 9.2, 9.4, 10.1 and 10.2 or the obligations of Seller under Section 2.2 or
7.3 or this Section 8.9.

     Section 8.10 Lease Proration. The following shall be apportioned with respect to the Leased Real Estate as of the Cut-Off Date:

          (a) rents, as and when paid (the term "rents" as used in this Section 8.10(a) includes all payments payable by tenants under the Lease Agreements);

          (b) taxes and assessments payable under the Lease Agreements; provided, however, that the percentage rent apportionment will be made at the time percentage rent is payable under each Lease Agreement, and Seller shall reimburse Buyer for the amount of percentage rent payable under each Lease Agreement multiplied by the fraction having as a numerator the amount of sales made at the Store as to which such Lease Agreement applies during the applicable lease year to and including the Cut-Off Date and as a denominator the amount of sales during the entire lease year.

          (c) gas, electricity and other utility charges for which tenant is liable under the Lease Agreements, if any, such charges to be apportioned as of the Effective Time on the basis of the most recent meter reading occurring prior to the Effective Time or, if unmetered, on the basis of a current bill for each such utility; and

          (d) any other operating expenses or other items pertaining to the Leased Real Estate that are customarily prorated between a purchaser and a seller of lease interests in the area in which the Leased Real Estate is located,

     Section 8.11 Certain Litigation. Following the Closing, Buyer shall comply with the obligations set forth in item 2 of Schedule 5.11 of the Seller Disclosure Schedule.

     Section 8.12 Cooperation. Buyer shall, at Seller's request, cooperate with Seller (including making its employees available at reasonable times to respond to inquiries or to provide testimony to the extent applicable) as may be reasonably required in connection with the investigation and defense of any suit, claim, action, proceeding or investigation relating to the Business that is pending at Closing or is brought by a third party other than Buyer or an Affiliate of Buyer against Seller or any of its Affiliates at any time after the Closing; provided, however,


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

that Seller shall reimburse Buyer promptly for all reasonable costs and expenses incurred by Buyer arising out of Buyer taking action that Buyer reasonably determines is necessary to respond to any such request, including fees and expenses of legal counsel engaged in connection therewith.

     Section 8.13 Confidentiality.

          (a) General. Pursuant to the terms of this Agreement, each party (in such capacity, the "Disclosing Party") has disclosed and will be disclosing to the other party, and to the officers, directors, employees, agents and/or representatives of each (in such capacity, the "Receiving Party") certain secret, confidential or proprietary data, Trade Secrets, know-how, intellectual property and related information, including without limitation operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information ("Confidential Information"). The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement or the other agreements executed in connection herewith. The Receiving Party (i) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party, and (ii) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement or the Ancillary Agreements.

          (b) Exceptions Confidential Information shall not include any information which (i) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between the Parties with respect to confidentiality), (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or any of the other agreements executed in connection herewith, (iii) is acquired by the Receiving Party from a third party who is not known to the Receiving Party to be, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same, or (iv) is developed independently by the Receiving Party without use, direct or indirect, of information that is required to be held confidential under this Agreement or any of the other agreements executed in connection herewith. In addition, nothing in this Section 8.13 shall be interpreted to limit the ability of either party to disclose its own Confidential Information to any other person on such terms and subject to such conditions as it deems advisable or appropriate.

          (c) Permitted Disclosures It shall not be a breach of Section 8.13 if a Receiving Party discloses Confidential Information of a Disclosing Party (i) pursuant to applicable law to any Governmental Body, or (ii) in a judicial, administrative or arbitration proceeding to enforce such Party's rights under this Agreement; provided, however, the Receiving Party may only make such disclosure if (A) it provides the Disclosing Party with as much advance written notice as possible of the required disclosure, (B) reasonably cooperates


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with the Disclosing Party in any attempt to prevent or limit the disclosure, and
(C) limits the disclosure, if any, to the specific purpose at issue.

          (d) Confidential Terms Each party acknowledges and agrees that this Agreement and the terms and conditions of this Agreement shall be considered Confidential Information of each party and shall be treated accordingly. Notwithstanding the foregoing, each party acknowledges and agrees that the other may be required to disclose this Agreement and some or all of the information included in this Agreement in order to comply with its obligations under securities laws, and hereby consents to such disclosure to the extent deemed advisable or appropriate by its respective counsel (but only after consulting with the other to the extent practicable).

          (e) Equitable Remedies Each party specifically recognizes that any breach by it of this Section 8.13 may cause irreparable injury to the other parties and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each party agrees that in the event of any such breach, the other party shall be entitled to seek, by way of private litigation in the first instance, injunctive relief and such other legal and equitable remedies as may be available.

                                   ARTICLE IX
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

          The obligations of Buyer under this Agreement shall, at the option of Buyer (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     Section 9.1 No Order. No court or other Governmental Body having jurisdiction over Buyer or Seller shall have issued any order, decree or ruling which is then in effect and has the effect of restraining or prohibiting the purchase and sale of any material portion of the Assets.

     Section 9.2 Representations and Warranties. The representations and warranties of Seller contained in this Agreement, when read without any exception or qualification for materiality or Material Adverse Effect, shall be true and correct in all materials respects on the Closing Date as though made on the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), except for (a) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction contemplated by this Agreement and (b) failures of representations and warranties to be true and correct that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect.

     Section 9.3 Performance of Obligations. Seller shall have performed in all material respects all of its material covenants and agreements required by this Agreement to be performed at or prior to the Closing, including the delivery of the items listed in Section 4.4.


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     Section 9.4 Consents, Estoppels and Releases. Buyer shall have obtained each consent, estoppel, waiver and approval identified in Schedule 9.4(a). All Encumbrances on the Assets identified in Schedule 9.4(b) shall have been released to the reasonable satisfaction of Buyer.

     Section 9.5 Closing Certificate. There shall have been delivered to Buyer a certificate dated the Closing Date, signed on behalf of Seller by a duly authorized officer of Seller, confirming the satisfaction of the conditions set forth in Sections 9.2 and 9.3.

     Section 9.6 Store Material Adverse Effect. If a Store Material Adverse Effect occurs with respect to any Store, Buyer may elect, by written notice to Seller on or before the Closing Date, to terminate its obligation to purchase the Assets related to such Store and to assume the Assumed Liabilities related to such Store, and to proceed with the Closing with respect to all other Stores; provided, that if Buyer elects to proceed with the purchase of any Michigan Store, Buyer shall be obligated to purchase all Michigan Stores. If any Store is excluded pursuant to this Section 9.6, the Purchase Price shall be reduced as provided in Section 3.1(c).

     Section 9.7 Partridge Creek Amendment. The Partridge Creek Amendment shall have been executed in a form reasonably acceptable to Buyer.

     Section 9.8 Transition Services Agreement Annexes. Buyer and Seller shall have agreed on the final form of Annex A and Annex B to the Transition Services Agreement.

     Section 9.9 Title Insurance. Buyer shall have obtained a title insurance policy on the Owned Real Estate from Chicago Title Insurance Company substantially similar to the title commitment issued by Chicago Title Insurance Company on the Owned Real Estate.

                                    ARTICLE X
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

          The obligations of Seller under this Agreement shall, at the option of Seller (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     Section 10.1 No Order. No court or other Governmental Body having jurisdiction over Buyer or Seller shall have issued any order, decree or ruling which is then in effect and has the effect of restraining or prohibiting the purchase and sale of any material portion of the Assets.

     Section 10.2 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, when read without any exception or qualification for materiality, shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction permitted by this Agreement.


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     Section 10.3 Performance of Obligations. Buyer shall have performed in all material respects all of its material covenants and agreements required by this Agreement to be performed at or prior to the Closing, including the delivery of the items listed in Section 4.3.

     Section 10.4 Closing Certificate. There shall have been delivered to Seller a certificate dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer, confirming the satisfaction of the conditions set forth in Sections 10.2 and 10.3.

     Section 10.5 Partridge Creek Amendment. The Partridge Creek Amendment shall have been executed in a form reasonably acceptable to Seller.

     Section 10.6 Transition Services Agreement Annexes. Buyer and Seller shall have agreed on the final form of Annex A and Annex B to the Transition Services Agreement.

                                   ARTICLE XI
                                 INDEMNIFICATION

     Section 11.1 Indemnification by Seller.

          (a) From and after the Closing, Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

               (i) any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement or the certificate delivered by or on behalf of Seller pursuant to Section 9.5 (for purposes of this Section 11.1(a)(i) such representations and warranties shall be read without reference to qualifications as to materiality, including the words "material" and "Material Adverse Effect" set forth therein;

               (ii) any breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in this Agreement;

               (iii) the Excluded Liabilities; and

               (iv) any Partridge Creek Contribution received by or credited to Seller or Saks or any of their respective Affiliates prior to the Cut-Off Date that did not cause a reduction in the Purchase Price paid at the Closing pursuant to clause (y) of Section 3.1(a);

provided, however, that Seller shall be required to indemnify and hold harmless under Section 11.1(a)(i) with respect to Losses and Expenses incurred by Buyer Group Members only to the extent that:

          (x) the amount of Loss and Expense suffered by Buyer Group Members related to each individual claim exceeds $10,000 (in which event, subject to clauses (y) and (z) below, Seller shall indemnify Buyer for the full amount of such Loss and Expense (including the initial $10,000));


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

          (y) the aggregate amount of such Losses and Expenses (other than Losses and Expenses excluded by clause (x) above) exceeds $100,000 (in which case, subject to clause (z) below, Seller shall indemnify Buyer only for all Losses and Expenses in excess of $100,000); and

          (z) the aggregate amount required to be paid by Seller pursuant to
Section 11.1(a)(i) shall not exceed $15,000,000.

Notwithstanding the foregoing, none of the limitations set forth in clauses (x),
(y) and (z) above shall apply with respect to Seller's indemnification obligations relating to Section 5.2(a).

          (b) The indemnification provided for in Section 11.1(a) (except for the indemnification provided for in Sections 11.1(a)(iii), 8.2(c), 13.3 and
13.12 which shall survive indefinitely) shall terminate 12 months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 11.1(a)(i) thereafter), except that the indemnification by Seller shall continue as to:

               (i) the covenants of Seller set forth in Section 13.6, which shall survive for 180 days following the period of time set forth therein;

               (ii) the representation set forth in Section 5.2(a) and the covenants of Seller set forth in Articles II and III and Sections 7.10, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.13 and 13.12, which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof; and

               (iii) any Losses or Expenses of which any Buyer Group Member has validly given a Claim Notice to Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1(b), as to which the obligation of Seller shall continue solely with respect to the specific matters in such Claim Notice until the liability of Seller shall have been determined pursuant to this Article XI, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this
     Article XI.

     Section 11.2 Indemnification by Buyer.

          (a) From and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

               (i) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement or the certificate delivered by or on behalf of Buyer pursuant to Section 10.4;


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

               (ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement; and

               (iii) any Assumed Liability;

provided, however, that Buyer shall be required to indemnify and hold harmless under Section 11.2(a)(i) with respect to Losses and Expenses incurred by Seller Group Members only to the extent that:

          (x) the amount of Loss and Expense suffered by Seller Group Members related to each individual claim exceeds $10,000 (in which event, subject to clauses (y) and (z) below, Buyer shall indemnify Seller for the full amount of such Loss and Expense (including the initial $10,000));

          (y) the aggregate amount of such Losses and Expenses (other than Losses and Expenses excluded by clause (x) above) exceeds $100,000 (in which case, subject to clause (z) below, Buyer shall indemnify Seller only for all Losses and Expenses in excess of $100,000); and

          (z) the aggregate amount required to be paid by Buyer pursuant to
Section 11.2(a)(i) shall not exceed $15,000,000.

Notwithstanding the foregoing, none of the limitations set forth in clauses (x),
(y) and (z) above shall apply with respect to Buyer's indemnification obligations relating to Section 6.2(a) or Section 11.2(a)(iv).

          (b) The indemnification provided for in Section 11.2(a) (excluding the indemnification provided for in Sections 11.2(a)(iii), 11.2(a)(iv), 13.3 and
13.12 which shall survive indefinitely) shall terminate 12 months after the Closing Date (and no claims shall be made by any Seller Group Member under Section 11.2(a) thereafter), except that the indemnification by Buyer shall continue as to:

               (i) the covenants of Buyer set forth in Section 13.6, which shall survive for 180 days following the period of time set forth therein;

               (ii) the representation set forth in Section 6.2(a), the covenants of Buyer set forth in Articles II and III and Sections 7.6, 7.10, 8.1, 8.2, 8.3 8.5, 8.6, 8.7, 8.8, 8.10, 8.11, 8.13 and 13.12, which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof; and

               (iii) any Losses or Expenses of which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2(b), as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed


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

     all Seller Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this
     Article XI.

     Section 11.3 Notice of Claims. Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the "Indemnified Party") shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced. The failure to give notice as provided in this Section 11.3 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

     Section 11.4 Determination of Amount.

          (a) In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer). Each party agrees to use commercially reasonable efforts to make any such insurance recovery. Buyer and Seller agree that, for purposes of computing the amount of any indemnification payment under this
Article XI, any such indemnification payment shall be treated as an adjustment to the Purchase Price for all Tax purposes. If Seller is required to indemnify a Buyer Group Member pursuant to the provisions of Section 11.1, and the cost, expense or liability for which the indemnification is sought under Section 11.1 has provided any Buyer Group Member with a Tax benefit actually saved or recovered, the amount of such Tax benefit that has been realized or received, after taking into consideration all costs and expenses incurred in obtaining such Tax savings, shall reduce Seller's liability to indemnify a Buyer Group Member under Section 11.1.

          (b) After the giving of any Claim Notice pursuant to Section 11.3, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

     Section 11.5 Third Person Claims.

          (a) Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party shall notify the Indemnitor in writing, and in reasonable detail, of the third


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

Person claim within five business days after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within 10 business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party shall notify the Indemnitor with a copy of the complaint within five business days after receipt thereof and shall deliver to the Indemnitor within 10 business days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. The failure to give notice as provided in this Section 11.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

          (b) In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article XI, the Indemnified Party shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnitor. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall contain a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based, the facts giving rise to an alleged basis for the claim and (if then known) the amount of the liability asserted against the Indemnitor by reason of the claim. In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand (or fails to assume the defense of such proceeding, claim or demand within a reasonable time period), and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel of its choice, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld; provided that if the Indemnitor wishes to settle any such proceeding, the proposed settlement involves only the payment of money and the Indemnified Party does not consent to such settlement, the Indemnitor shall not have any liability or obligation in excess of the proposed settlement amount plus all Expenses incurred on or prior to the date that the written consent is requested by the Indemnified Party. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been


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

consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier's check within 10 business days after the date of such notice.

     Section 11.6 Limitations.

          (a) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

          (b) EXCEPT IN CONNECTION WITH THIRD-PERSON CLAIMS, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOSS OF REVENUES OR PROFITS), EXEMPLARY OR PUNITIVE DAMAGES ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          (c) Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance and including injunctive relief pursuant to Section 8.13), if the Closing occurs, this Article XI shall be the exclusive remedy of the parties hereto for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Assets contemplated hereby. In furtherance of the foregoing, each party hereto hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action of such party against the other party arising under this Agreement or under any certificate delivered pursuant to this Agreement as a matter of equity or under or based upon any federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation (including those relating to Environmental Laws) or arising under or based upon common law or otherwise, except that this Section 11.6(c) shall not limit the remedies of a party with respect to a claim based on fraud. This Section 11.6(c) shall not affect the right of a party to pursue any remedy expressly permitted by any Seller Ancillary Agreement or Buyer Ancillary Agreement.

     Section 11.7 Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.


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

     Section 11.8 Knowledge. No party shall have any liability for any inaccuracy in or breach of any representation, warranty or agreement by such party if the executive officers of the other party had actual knowledge on or before the Closing Date of the facts as a result of which such representation, warranty or agreement was inaccurate or breached. Buyer shall be deemed to have actual Knowledge of all information that was made available to Buyer in the virtual data room maintained by Saks and on the Chicago Title Insurance Company website.

                                   ARTICLE XII
                                   TERMINATION

     Section 12.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:

          (a) by the mutual written consent of Buyer and Seller;

          (b) by Seller upon 10 business days' notice to Buyer if any of the conditions in Article X shall have become incapable of fulfillment at the Closing and shall not have been waived in writing by Seller, provided that Seller's right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to Seller if Seller's failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the conditions of Article X to be capable of fulfillment at the Closing;

          (c) by Buyer upon 10 business days' notice to Seller if any of the conditions in Article IX shall have become incapable of fulfillment at the Closing and shall not have been waived in writing by Buyer, provided that Buyer's right to terminate this Agreement pursuant to this Section 12.1(c) shall not be available to Buyer if Buyer's failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the conditions of Article IX to be capable of fulfillment at the Closing;

          (d) by Buyer or Seller if any court or other Governmental Body having jurisdiction over Buyer or Seller shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the purchase and sale of any material portion of the Assets;

          (e) by Buyer or Seller if the Closing shall not have occurred on or before October 30, 2006 (or such later date as may be agreed to in writing to Buyer and Seller); provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(e) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid dates; or

          (f) by Buyer if a Store Material Adverse Effect occurs with respect to any Michigan Store or any two (2) or more Stores.


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

     Section 12.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other party to this Agreement.

     Section 12.3 Effect of Termination. If this Agreement is terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than this Section 12.3 (Effect of Termination), Section 8.6 (Fees and Expenses), and Article XIII (Miscellaneous), which provisions shall each survive such termination) shall terminate; provided, however, that nothing in this Section 12.3 shall relieve any party from any liability for a willful breach of this Agreement.

                                  ARTICLE XIII
                                  MISCELLANEOUS

     Section 13.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing only for the period during which an indemnification claim is permitted to be made pursuant to Article XI, after which time such representations and warranties shall terminate and the parties shall have no rights or remedies thereafter with respect to any breach of such representations or warranties.

     Section 13.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

     Section 13.3 No Public Announcement. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with SEC disclosure obligations or the rules of any United States or foreign stock exchange.

     Section 13.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by private courier or by registered or certified mail, and shall be deemed given when so delivered personally, by facsimile or by private courier or, if mailed, two business days after the mailing, as follows:

          If to Seller, to:

               Belk, Inc.
               2801 West Tyvola Road
               Charlotte, North Carolina 28217
               Facsimile: (704) 357-1883
               Attention: Ralph A. Pitts


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

          with a copy to:

               King & Spalding LLP
               1180 Peachtree Street
               Atlanta, Georgia 30309
               Facsimile: (404) 572-5100
               Attention: John D. Capers, Jr.

          If to Buyer, to:

               The Bon-Ton Stores, Inc.
               2801 East Market Street
               York, Pennsylvania 17402
               Facsimile: (717) 751-3008
               Attention: Vice President and General Counsel

          with a copy to:

               Wolf, Block, Schorr and Solis-Cohen LLP
               1650 Arch Street, 22nd Floor
               Philadelphia, Pennsylvania 19103
               Facsimile: (215) 977-2334
               Attention: Henry Miller, Esq.

or to such other address as such party may indicate by a notice delivered to the other party hereto.

     Section 13.5 Successors and Assigns.

          (a) The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the prior written consent of the other party; provided, however, that Buyer may assign its rights under this Agreement to any direct or indirect wholly owned subsidiary of Buyer; provided, further, that no such assignment shall relieve Buyer of any of its obligations herunder.

          (b) Following the Closing, neither party may assign any of its rights hereunder to any third Person without the prior written consent of the other party, except that either party may assign its rights hereunder to an Affiliate. Any assignment hereunder (whether before or after the Closing) shall not relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.

     Section 13.6 Access to Records after Closing.

          (a) For a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Stores to the extent that such access may reasonably be required by Seller in connection with matters relating


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to or affected by the operations of the Stores prior to the Cut-Off Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.6(a). If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select. Buyer shall also afford Saks and its representatives access to the books and records of the Stores to the extent that Saks has a right to such access under the Stock Purchase Agreement.

          (b) For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Stores which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6(b). If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select. With regard to any of such books and records relating to the Stores as to which Seller has any rights pursuant to the Stock Purchase Agreement, Seller shall consult with and, if Seller decides to permit the disposition of such books and records, take direction from Buyer with regard to the disposition of such books and records.

     Section 13.7 Entire Agreement; Amendments. This Agreement, the exhibits and schedules referred to herein, the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     Section 13.8 Interpretation. Articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if it is reasonably apparent from the disclosure that the disclosure should apply to other sections in this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any


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representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any schedule is or is not in the ordinary course of business for purposes of this Agreement. To the extent Saks supplements, amends or creates any schedule to the Stock Purchase Agreement in order to add information or correct previously supplied information, Seller shall provide a copy of such supplement or amendment or such additional schedule to Buyer and may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any schedule of Seller to this Agreement, in order to add information or correct previously supplied information. No such supplement or amendment or additional schedule shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects. It is specifically agreed that such schedules may be amended to add immaterial, as well as material, items thereto. No such supplemental, amended or additional schedule shall be deemed to cure any breach for purposes of Sections 9.2, 11.1(a)(i) or 11.2(a)(i).

     Section 13.9 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     Section 13.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     Section 13.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

     Section 13.12 Further Assurances. From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any


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part of the Assets in accordance with this Agreement; provided, however, that
Section 2.2 shall govern with respect to approvals, consents and waivers required in connection with the transfer of Contracts, Warranties and Purchase Orders. From time to time following the Closing, Buyer shall execute and deliver, or cause to be executed and delivered, to Seller such other instruments of assumption as Seller may reasonably request or as may be otherwise necessary to evidence the assumption by Buyer of the Assumed Liabilities.

     Section 13.13 Disclaimer of Warranties. Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATES DELIVERED BY SELLER PURSUANT TO SECTION 4.4, SELLER IS SELLING THE ASSETS ON AN "AS IS, WHERE IS" BASIS AND SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO FITNESS, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that neither Seller nor any of its representatives or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Seller or its representatives to Buyer or any other information which is not included in this Agreement or the Schedules hereto, and neither Seller nor any of its representatives or any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives.

     Section 13.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 13.15 Waiver of Jury Trial. Each party hereto waives the right to a trial by jury in any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Seller Ancillary Agreement or any Buyer Ancillary Agreement or the transactions contemplated hereby or thereby.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        BELK, INC.


                                        By: /s/ Ralph A. Pitts
                                            ------------------------------------
                                        Name: Ralph A. Pitts
                                        Title: Executive Vice President and
                                               General Counsel


                                        THE BON-TON STORES, INC.


                                        By: /s/ Keith E. Plowman
                                            ------------------------------------
                                        Name: Keith E. Plowman
                                        Title: Executive Vice President and
                                               Chief Financial Officer